Moody National REIT I. Inc. POS AM
EXHIBIT 10.98

AGREEMENT FOR SALE AND PURCHASE OF HOTEL

By and between

WS ARBORETUM JV, LLC, a Delaware limited liability company

and

MOODY NATIONAL REIT I, INC., a Maryland corporation

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7.03	Other	35
7.04	Payment	35
7.05	Cash and Accounts	35
7.06	Closing Statements	35
7.07	Survival	36

ARTICLE VIII CONDITIONS TO SELLER’S OBLIGATIONS		36
8.01	Conditions	36
8.02	Failure of Conditions	37

ARTICLE IX CONDITIONS TO PURCHASER’S OBLIGATIONS		37
9.01	Conditions	37
9.02	Failure of Conditions	37

ARTICLE X ACTIONS AND OPERATIONS PENDING CLOSING		38
10.01	Actions and Operations Pending Closing	38
10.02	Warranties	39
10.03	Hotel Employees	39
10.04	Employee Claims	39
10.05	Reasonable Inspection After Closing.	39
10.06	Condition of Property	40
10.07	Access to Financial Information	40

ARTICLE XI CASUALTIES AND TAKINGS		41
11.01	Casualties	41
11.02	Takings	42

ARTICLE XII EMPLOYEES		42
12.01	Employees	42
12.02	Claims	43
12.03	Survival	43

ARTICLE XIII NOTICES		43
13.01	Notices	43

ARTICLE XIV ADDITIONAL COVENANTS		44
14.01	Additional Covenants	44

ARTICLE XV DISTRIBUTION OF FUNDS AND DOCUMENTS		48
15.01	Delivery of Purchase Price	48
15.02	Other Monetary Disbursements	48
15.03	Recorded Documents	49
15.04	Documents to Seller	49
15.05	Documents to Purchaser	49

ARTICLE XVI ESCROW COMPANY DUTIES AND DISPUTES		50
16.01	Escrow Company	50
16.02	Escrow Funds	50

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16.03	Termination of Escrow	50
16.04	No Third Party Rights	50
16.05	Disputes and Attorneys’ Fees	50
16.06	Further Instruments	50
16.07	Records and Reports	50
16.08	Liability of Escrow Company	51
16.09	Resignation by Escrow Company	51
16.10	Receipt of Notice of a Dispute	51

ARTICLE XVII DEFAULTS AND REMEDIES		51
17.01	Seller’s Remedies	51
17.02	Purchaser’s Remedies	52
17.03	Surviving Obligations	52
17.04	Duration and Claims Procedures and Limitations for Seller’s Representations	53
17.05	Attorneys’ Fees	53
17.06	Survival	53

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List of Exhibits:
Exhibit A:	Land
Exhibit B:	Excluded Assets
Exhibit C:	Hotel Contracts
Exhibit D:	Litigation & Proceedings
Exhibit E:	Form of Deed
Exhibit F:	Bill of Sale
Exhibit G:	General Assignment
Exhibit H:	Certification of Non-Foreign Status
Exhibit I:	Initial Property Documents to be Delivered to Purchaser
Exhibit J:	Seller’s Bring-Down Certificate
Exhibit K:	Purchaser’s Bring-Down Certificate
Exhibit L:	Liens on Fixtures and Tangible Personal Property
Exhibit M:	Credit for Gift Certificates

Schedule 5.01:	Representation and Warranty Exclusions
Schedule 5.01(u):	Financial Statements

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AGREEMENT FOR SALE AND PURCHASE OF HOTEL

THIS AGREEMENT FOR SALE AND PURCHASE OF HOTEL (this “Agreement”) is made as of September 8, 2014 (the “Effective Date”) by and between WS ARBORETUM JV, LLC, a Delaware limited liability company (“Seller”), and MOODY NATIONAL REIT I, INC., a Maryland corporation (“Purchaser”).

RECITALS:

A.           Seller is the owner of the fee interest in the Land (as hereinafter defined), the improvements and buildings on the Land and related amenities, commonly referred to as Hilton Garden Inn Austin NW/Arboretum, 11617 Research Boulevard, Austin, Texas 78759 (the “Hotel”).

B.           In connection with its ownership of the Hotel, Seller also is the owner of the Fixtures and Tangible Personal Property, Operating Equipment and Supplies, and Consumables and has rights and interests in and title to various of the Miscellaneous Hotel Assets (each as hereinafter defined).

C.           Seller desires to sell, and Purchaser desires to purchase, the Property (as hereinafter defined) upon and subject to the terms and conditions hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the representations, warranties, agreements, covenants, and conditions contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

1.01        Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

Accountant: Shall have the meaning given such term in Section 7.06(b).

Account Cash: The balances of all cash and securities and other instruments held by Seller or by Manager for the benefit of Seller or the Property (including, but not limited to, any sums held in reserve by Seller’s lenders) and deposited, held, or contained in any account, bank, or vault, except for Cash-On-Hand and Deposits.

Accounts Payable: All accounts payable with regard to the Hotel prior to the Cut-off Time.

Accounts Receivable: All accounts receivable with regard to the Hotel as of the Cut-off Time whether or not a bill or statement has been presented to the person owing such amount except for amounts owing by guests that are in occupancy at the Cut-off Time and amounts owing relating to functions which are in progress as of the Cut-off Time.

Additional Earnest Money: Shall have the meaning given to it in Section 3.01(b).

Affiliate: With respect to a specific Person, any Person which, directly or indirectly, controls or is under common control with the subject Person, and with respect to any specific Person, any Person which is controlled by the subject Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreement: This Agreement for Sale and Purchase of Hotel, including the Exhibits and schedules and other documents referred to herein which are attached hereto and made a part hereof.

Bookings: Contracts or reservations for the use or occupancy of guest rooms and meeting and banquet facilities of the Hotel.

Business Day or Business Days: Any day which is not a Saturday, Sunday or a day observed by the Federal government or by the State of Texas government as a legal holiday.

Cash-On-Hand: Any and all till money and house banks, and any and all money in vending machines, postage meters, pay phones, laundry machines and other cash-operated equipment and all checks, travelers’ checks, and bank drafts paid by guests of the Hotel and located at the Property, specifically excluding, however, all Account Cash and Deposits.

Claims Notice: Shall have the meaning given to it in Section 17.04.

Closing: The consummation of the transaction contemplated by this Agreement.

Closing Date: Subject to Section 6.01, the first Business Day that is twenty-one (21) days after the expiration of the Feasibility Period.

Compensation: The salaries and wages, incentive compensation, vacation pay, sick pay, personal days, severance pay paid to, or accrued for the benefit of, any current or former Employee (whether or not vested), employer’s contributions under F.I.C.A., unemployment compensation, workmen’s compensation or other employment taxes, payments payable or accrued with respect to Employee Benefit Plans, fringe benefits, COBRA rights, or other benefits owing or accrued to any current or former Employee pursuant to Employment Contracts or otherwise.

Consumables: All unopened food and beverages (alcoholic, to the extent transferable under applicable law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, (i) Operating Equipment, Inventory, and Fixtures and Tangible Personal Property; (ii) all items of personal property owned by guests or tenants; (iii) Excluded Assets; and (iv) unless otherwise allowed by Manager or Franchisor, any items that bear the name or logo of Manager or Franchisor, it being understood that Purchaser is not purchasing any items that bear the name or logo of Manager or Franchisor that cannot be removed.

Cooperating Party: Shall have the meaning given to it in Section 14.01(o).

Cut-off Time: 11:59 P.M. at the Hotel on the date prior to the Closing Date.

Deed: Shall have the meaning given to it in Section 6.02(a).

Default Notice: Shall have the meaning given to it in Section 17.02(a)(i).

Defeasance Process: Shall have the meaning given to it in Section 14.01(s).

Deposits: All deposits under or with respect to Bookings, whether in cash or otherwise.

Documents: All plans, specifications, drawings, blueprints, surveys (including, if available, “as-builts”), environmental reports, and other documents in Seller’s possession that relate to the design, construction, management, use, leasing, maintenance, service or operation of the Property, including the Initial Property Documents, but excluding the Existing Management Agreement and all Excluded Documents.

Due Diligence: Shall have the meaning given to it in Section 4.02(a).

Earnest Money: Shall have the meaning given to it in Section 3.01(b).

Earnest Money Escrow Account: Shall have the meaning given to it in Section 16.02.

Effective Date: or other similar phrases such as “date of this Agreement” or “date hereof”), shall mean the first date on which the Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.

Electing Party: Shall have the meaning given to it in Section 14.01(o).

Employee(s): All persons employed by Manager or an Affiliate of Manager pursuant to Employment Contracts or otherwise and providing services to the Hotel.

Employee Benefit Plans: All employee benefit plans, as that term is defined in ERISA.

Employment Contract(s): Those contracts and agreements, “at will,” oral or written, with all or any of the executives, staff, and employees of Manager or an Affiliate of Manager for work in or in connection with the Hotel including, but not limited to, individual employment agreements, employee handbooks, and the like.

Environmental Laws: The Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar Legal Requirements designed to protect human health and the environment.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate of Seller: Any predecessors to Seller or any of Seller’s subsidiaries and all employers (whether or not incorporated) that would be treated together with Seller as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of Seller being or having been a general partner of any such employer), since September 2, 1974.

Escrow: The escrow, if any, created for the purpose of facilitating the transactions contemplated by this Agreement pursuant to the Escrow Instructions.

Escrow Company: Old Republic National Title Insurance Company, 777 Post Oak Boulevard, Suite 240, Houston, Texas 77056, Attention: Jennifer Hoelscher.

Escrow Instructions: The escrow instructions, if any, to be executed and delivered by the parties (or their respective attorneys who are hereby authorized by the parties to execute same) and the Escrow Company, as escrowee in connection with the Escrow.

Excluded Assets: Those assets, if any, listed on Exhibit B to this Agreement, and Seller’s rights to the Account Cash owned and to be retained by Seller or Affiliates of Seller.

Excluded Documents: (a) any document or correspondence which would be subject to the attorney-client privilege or work product doctrine; (b) any document or item which Seller is contractually or otherwise bound to keep confidential; (c) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (d) any internal memoranda, reports or assessments relating to the Property; (e) appraisals of the Property to the extent prepared internally by Seller, Seller’s Affiliates or externally; (f) documents evidencing any existing financing with respect to the Property (other than publicly available recorded or filed documents); and (g) any documents which Seller reasonably considers confidential or proprietary.

Excluded Permits: Those permits and licenses required for the ownership and operation of the Hotel which, under applicable law, are nontransferable.

Existing Loan: Shall have the meaning given to it in Section 14.01(s).

Existing Management Agreement: That certain Management Agreement dated as of July 1, 2013 by and between Manager and Seller.

Existing Survey: That certain ALTA/ACSM Land Title Survey for the Hotel dated March 18, 2013 and last revised June 28, 2013, prepared by Bradley G. Wells, Registration No. RPLS 5499, for the Matthews Company under Job No. 13-03-06-08004.

Extension Deposit: Shall have the meaning given to it in Section 3.01(c).

Feasibility Period: The period commencing on the Effective Date and continuing through 5:00 p.m. Central Time on September 29, 2014.

Final Closing Statement: The Final Closing Statement required under Section 7.06.

Fixtures and Tangible Personal Property: All fixtures, furniture, furnishings, fittings, equipment, cars, trucks, machinery, apparatus, signage, appliances, draperies, art work, carpeting, keys, computer hardware and equipment, and IT hardware systems, reservations terminals (to the extent not licensed to Seller or Manager), building materials, telephones and other communication equipment, copiers, facsimile machines, postal machines, televisions, signs, vacuum cleaners, video equipment and other similar articles of tangible personal property and other articles of tangible personal property now located on the Real Property or used or usable in connection with any part of the Hotel, subject to such depletions, resupplies, substitutions, and replacements as shall occur and be made in the normal course of business but in accordance with present standards excluding, however: (i) Consumables; (ii) Operating Equipment and Supplies; (iii) equipment and property leased pursuant to Hotel Contracts; (iv) property owned by guest(s) or tenants; (v) Excluded Assets; (vi) Improvements; (vii) Inventory; (viii) items bearing the name or logo of Manager or Franchisor that cannot be removed, unless otherwise allowed by Manager or Franchisor; and (ix) Liquor Inventory and Liquor Personalty.

Franchise Agreement: That certain Hilton Garden Inn Franchise Agreement dated as of July 1, 2013 by and between Franchisor and Seller.

Franchise Consent Documents: Documents executed by Franchisor evidencing: (i) Franchisor’s approval of the assignment of the Franchise Agreement from Seller to Purchaser and Purchaser’s assumption of the Franchise Agreement from Seller or, alternatively, the termination of the Franchise Agreement (and any associated guaranty agreements in such form and substance as is customarily delivered by Franchisor) and the entry by Franchisor and Purchaser into a new Franchise Agreement for the Hotel; and (ii) Franchisor’s approval of Purchaser or its designee as the Hotel’s manager.

Franchisor: Hilton Garden Inns Franchise LLC, a Delaware limited liability company.

General Assignment: Shall have the meaning given to it in Section 6.02(c).

Hazardous Substances: Substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons.

Hotel: Shall have the meaning given to it in Recital A.

Hotel Contracts: Those service contracts, maintenance contracts, purchase orders, leases and all other contracts or agreements, including equipment leases capitalized for accounting purposes, vehicle leases and agreements, vending agreements, royalty or music licensing agreements, television and telecommunications agreements, and any amendments thereto, with respect to the ownership, maintenance, operation, provisioning, or equipping of the Hotel, or any of the Property, as well as written warranties and guaranties relating thereto, if any, that are assignable by their terms and which Purchaser agrees to assume in accordance with this Agreement, including those listed on Exhibit C, but exclusive, however, of (i) insurance policies, (ii) the Bookings, (iii) the Existing Management Agreement, (iv) [intentionally deleted], (v) the Employee Benefit Plans, and (vi) the Franchise Agreement.

Improvements: The buildings, structures (surface and sub-surface), and other improvements, including such fixtures as shall constitute real property, located on the Land.

Indemnitees: A party’s partners, trustees, officers, directors, employees, beneficiaries, shareholders, members, managers, advisors, and other agents and their respective partners, trustees, beneficiaries, employees, officers, directors, and shareholders.

Independent Consideration: Shall have the meaning given to it in Section 3.04.

Initial Earnest Money: Shall have the meaning given to it in Section 3.01(a).

Initial Property Documents: Shall have the meaning given to it in Section 4.01.

Inventory: All articles of personal property now located on the Real Property for resale, subject to such depletions, resupplies, substitutions and replacements as shall occur and be made in the normal course of business, but in accordance with present standards excluding, however: (i) Fixtures and Tangible Personal Property; (ii) Consumables; (iii) Operating Equipment and Supplies; (iv) equipment and property leased pursuant to Hotel Contracts; (v) property owned by guests, Employees, or other Persons; (vi) Excluded Assets; and (vii) Improvements.

IRS: The Internal Revenue Service.

Land: That certain tract or parcel of land situated in Travis County, Texas more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular Seller’s interest in all transferable rights and appurtenances pertaining to such property, including (i) easements and rights of way; (ii) licenses and other privileges; (iii) rights in and to land underlying adjacent highways, streets and other public rights of way and rights of access thereto; (iv) rights in and to strips and gores of land within or adjoining any such tract or parcel; (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel; (vi) rights to utility connections and hook ups; (vii) water rights; (viii) riparian rights; (ix) subject to the limitations herein, all right, title and interest of Seller in and to any unpaid award or payment which may now or hereafter be payable in respect of any taking by condemnation and all right, title and interest of Seller in and to any unpaid award for damage to the Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to such land and all strips and gores adjoining and adjacent to such land; and (x) any other transferable rights which Seller may have in or with respect to land adjoining any such tract or parcel (including adjacent streets, alleys and rights of way and any land which is separated from any such tract or parcel only by public alley, street, or other right of way).

Legal Requirements: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governments and governmental authorities having jurisdiction over Seller, the Hotel (including, for purposes of this Agreement, any local Board of Fire Underwriters), or the operation of the Hotel.

Liabilities: All liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including response and/or remedial costs), damages and expenses including those asserted by any Federal, state or local governmental or quasi-governmental agency, third party, or former or present Employees, including attorneys’, consultants’ and expert witness fees and expenses.

Liability Cap: Shall have the meaning given to it in Section 17.04.

Lien: Any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien that affects Seller’s title to any of the Property other than (i) any voluntary liens on Fixtures and Tangible Personal Property listed on Exhibit L, if any, which will be assumed by Purchaser and (ii) any lien created by Purchaser or arising out of Purchaser’s actions or activities (including any mechanics liens arising out of work performed by or on behalf of Purchaser).

Liquor Assets: The Liquor Licenses, Liquor Inventory, and Liquor Personalty, collectively.

Liquor Inventory: All alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupply as shall occur and be made in the normal course of business and consistent with past practices.

Liquor Licenses: Any and all licenses and permits required by the City of Austin, County of Travis and/or the State of Texas, and any other applicable governmental authorities used in connection with the sale and/or consumption of alcoholic beverages at the Hotel.

Liquor Personalty: All fixtures, furnishings, equipment, glassware and other expendable items, and other personal property used in the sale of alcoholic beverages on hand at the Hotel on the Effective Date, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and resupplies as shall occur and be made in the normal course of business, exclusive, however, of the Liquor Inventory.

Manager: Gateway Lodging Co., Inc., a Kentucky corporation.

Marks: Any trademark, trade name, service mark, logo or other proprietary name, mark or design which is owned by Seller and used exclusively or primarily in connection with the Hotel or the Property, together with all the good will associated with the use of such name, mark or design in connection the Hotel or the Property.

Miscellaneous Hotel Assets: All contract rights, leases, concessions, Marks, logos, copyrights, goodwill, telephone numbers, assignable warranties, computer software and other items of intangible personal property to the extent owned by Seller and relating to the ownership or operation of Hotel used in connection with the Hotel, including specifically, without limitation, credit records, promotional literature, packaging materials, sales brochures, video tapes, sales manuals, customer lists, sales files and the information contained in any automated sales system maintained by Seller or Manager, but such term shall not include (i) Bookings; (ii) Hotel Contracts; (iii) the Existing Management Agreement; (iv) Permits; (v) the Liquor Assets; (vi) Cash-On-Hand or Account Cash; (vii) Deposits; (viii) [intentionally deleted]; (ix) books and records (except as provided in Section 14.01(d)); (x) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time; (xi) Excluded Assets; (xii) prepaid insurance or other prepaid items; (xiii) prepaid license and permit fees; or (xiv) the “Hilton” or “Hilton Garden Inn” name, logo or trademark; except to the extent that Seller receives a credit on the Closing Statement for any such item or matter.

Monetary Title Encumbrances: Shall have the meanings given to them in Section 4.10.

Notice and Notices: Shall have the meanings given to them in Section 13.01.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements, and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

OFAC: Shall have the meaning given to it in Section 5.01(j)(i).

Operating Equipment and Supplies: All china, glassware, linens, silverware, and uniforms, engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date of this Agreement subject to such depletion and restocking as shall be made in the normal course of business but in accordance with present standards.

Owner’s Affidavit: Shall have the meaning given to it in Section 4.08.

Permits: All licenses, franchises, and permits, certificates of occupancy, authorizations, and approvals used in or relating to the ownership, occupancy, or operation of any part of the Property, including those necessary for the sale and on-premises consumption of food; provided, however, the Permits shall not include the Liquor Licenses.

Permitted Encumbrances: Shall have the meaning given to it in Section 4.09(g).

Person: Any natural person, or any firm, corporation, limited liability company, partnership, association, trust or other entity.

Personal Property: All of the Property other than the Real Property.

Preliminary Closing Statement: The Preliminary Closing Statement required by Section 7.06(a).

Property: (i) The Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment and Supplies; (iv) the Consumables; (v) the Hotel Contracts; (vi) the Documents; (vii) the Miscellaneous Hotel Assets; (viii) [intentionally deleted]; (ix) the Permits (other than Excluded Permits); (x) the Inventory; (xi) the Bookings; and (xii) the Deposits; provided, however, that Property shall not include the Excluded Assets.

Property Taxes: Shall have the meaning given to it in Section 7.01(b).

Purchase Price: Shall have the meaning given to it in Section 3.01.

Purchaser: Shall have the meaning given to it in the introductory paragraph.

Purchaser’s Bring-Down Certificate: A certificate executed by Purchaser stating that the representations and warranties made by Purchaser in this Agreement are true in all material respects as of the Closing Date, except as otherwise set forth in such certificate, in the form attached hereto as Exhibit K.

Purchaser’s Objections: Shall have the meaning given to it in Section 4.09(a).

Purchaser’s Representations: Shall have the meaning given to it in Section 17.04.

Real Property: The Land together with the Improvements located on the Land.

Securities: Shall have the meaning given to it in Section 14.01(s).

Seller: Shall have the meaning given to it in the introductory paragraph.

Seller’s Bring-Down Certificate: A certificate executed by Seller stating that the representations and warranties made by Seller in this Agreement are true in all material respects as of the Closing Date, except as otherwise set forth in such certificate, in the form attached hereto as Exhibit J.

Seller’s Broker: HFF, L.P.

Seller’s Representations: Shall have the meaning given to it in Section 17.04.

Seller’s Response: Shall have the meaning given to it in Section 4.09(b).

Seller’s Response Period: Shall have the meaning given to it in Section 4.09(b).

Survival Period: Shall have the meaning given to it in Section 17.04.

Title Commitment: A standard form preliminary title insurance report, together with copies of all documents constituting exceptions thereto, underwritten by the Escrow Company and issued by the Title Company.

Title Company: Moody National Title Company, L.P., 6363 Woodway, Suite 250, Houston, Texas 77057, Attention: Kay Street.

Title Policy: A TLTA Owner’s Title Insurance Policy for the Hotel underwritten by the Escrow Company and issued by the Title Company pursuant to the Title Commitment, as updated under Section 4.09, in favor of Purchaser and in the amount of the Purchase Price showing fee simple title in the Real Property to be vested in Purchaser, subject only to the Permitted Encumbrances, together with such endorsements, if any, as Seller has agreed to obtain pursuant to this Agreement in Seller’s Response pursuant to Section 4.09 hereof and such endorsements, if any, as Purchaser shall have requested from the Title Company and the Title Company has agreed to issue. Any and all endorsements to the Title Policy, other than those which Seller has expressly agreed to obtain pursuant to Seller’s Response, shall be at the sole expense of Purchaser and Seller shall have no obligation with respect thereto nor shall Purchaser have any right to terminate this Agreement based on the failure of the Title Company to issue any such endorsements other than in accordance with the terms of Section 4.09.

Transfer: Shall have the meaning given to it in Section 14.01(g).

Updated Survey: Shall have the meaning given to it in Section 4.07.

1.02        References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement. The words “hereby,” “hereof,” “herein,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Captions are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Whenever the words “including,” “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.

ARTICLE II
SALE AND PURCHASE; “AS-IS,” “WHERE-IS” SALE

2.01        Sale and Purchase. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, free and clear of all Liens on the terms and subject to the conditions of this Agreement.

2.02        As-is, Where-is.

(a)           Purchaser represents that by reason of its business and financial experience and the business and financial experience of those persons retained by Purchaser to advise it with respect to its investment in the Property, Purchaser has sufficient knowledge, sophistication, and experience in business and financial matters to evaluate the merits and risks of the prospective investment. Purchaser has had an adequate opportunity and time to review and analyze the risks attendant to the transactions contemplated in this Agreement with the assistance and guidance of competent professionals. Purchaser represents, warrants, and agrees that, except for the representations and warranties expressly set forth in Section 5.01 hereof or in any document or certificate executed by Seller pursuant to the terms of this Agreement, Purchaser is relying on its own inspections, examinations, and investigations in making the decision to purchase the Property. PURCHASER ACKNOWLEDGES FOR PURCHASER AND PURCHASER’S SUCCESSORS, HEIRS AND ASSIGNEES, (I) PURCHASER HAS BEEN OR WILL PRIOR TO CLOSING BE GIVEN A REASONABLE OPPORTUNITY TO INSPECT AND INVESTIGATE THE PROPERTY, ALL IMPROVEMENTS THEREON AND ALL ASPECTS RELATING THERETO, INCLUDING ALL DOCUMENTS, EITHER INDEPENDENTLY OR THROUGH AGENTS AND EXPERTS OF PURCHASER’S CHOOSING, AND (II) THAT PURCHASER IS ACQUIRING THE PROPERTY BASED UPON PURCHASER’S OWN INVESTIGATION AND INSPECTION THEREOF.

(b)           Except for the representations and warranties expressly set forth in Section 5.01 hereof or in any document or certificate executed by Seller pursuant to the terms of this Agreement, Purchaser is not relying and has not relied on Seller or any of Seller’s Indemnitees as to (i) the quality, nature, adequacy, or physical condition of the Property, including the structural elements, foundations, roofs, appurtenances, access, landscaping, parking facilities, electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities, or appliances at the Property or any portion of the Property, (ii) the quality, nature, adequacy, or physical condition of soils or the existence of ground water which comprise a part of the Real Property, (iii) the existence, quality, nature, adequacy, or physical condition of any utility serving the Real Property, (iv) the ad valorem taxes now or hereafter payable on the Property or the valuation of the Property for ad valorem tax purposes, (v) the development potential of the Real Property or the habitability, merchantability or fitness, suitability, or adequacy of the Property or any portion thereof for any particular use or purpose, (vi) the zoning or other legal status of any portion of the Property, (vii) the compliance by the Property, or any portion of the Property, or the operations conducted on or at the Property, with any Environmental Laws or any other Legal Requirements or other covenants, conditions, or restrictions, (viii) the quality of any labor or materials relating in any manner to the Property, or (ix) except as otherwise expressly provided in this Agreement, the condition of title to the Property or the nature, status, and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Property.

(c)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, THE SALE AND CONVEYANCE BY SELLER TO PURCHASER OF ALL RIGHT, TITLE, AND INTEREST OF SELLER IN AND TO THE PROPERTY WILL BE MADE WITHOUT ANY WARRANTY OR RECOURSE WHATSOEVER, IT BEING UNDERSTOOD THAT PURCHASER WILL TAKE THE PROPERTY “AS IS” AND “WHERE IS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO TITLE, ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH LEGAL REQUIREMENTS, INCLUDING WITHOUT LIMITATION THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101, ET SEQ., THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY MATERIALS, DATA, OR INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO THE PROPERTY OR THE MANNER OF REPAIR, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF. UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE EXECUTED AND DELIVERED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, ALL SUCH WARRANTIES WITH RESPECT TO THE PROPERTY ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY PURCHASER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.01 HEREOF OR IN ANY DOCUMENT OR CERTIFICATE EXECUTED BY SELLER PURSUANT TO THE TERMS OF THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING OR RELATING TO THE PROPERTY MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING. PURCHASER FURTHER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT IN SELECTING THE PROPERTY.

(d)           NEITHER PURCHASER NOR SELLER SHALL BE LIABLE FOR ANY SPECULATIVE PROFITS, OR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR NEGLIGENCE OR IN ANY OTHER MANNER ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(e)           PURCHASER HEREBY RELEASES SELLER FROM ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES WHICH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO THE PHYSICAL CONDITION OF THE PROPERTY, ANY CONSTRUCTION DEFECTS, ANY ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS AT, IN OR UNDER THE PROPERTY, AND PURCHASER WILL NOT LOOK TO SELLER OR ANY SELLER INDEMNITEE IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.

(f)            PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND SELLER, AND EXPLAINED IN DETAIL, AND THAT PURCHASER AND SELLER HAVE VOLUNTARILY AND KNOWINGLY CONSENTED TO THE FOREGOING WAIVERS. PURCHASER AND SELLER FURTHER DECLARE AND ACKNOWLEDGE THAT THE FOREGOING RELEASES WILL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF THEIR EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND STRICT LIABILITY CLAIMS. PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS.

Seller’s Initials:	Purchasers Initials:

(g)           The provisions of this Section 2.02 shall survive the Closing or termination of this Agreement.

ARTICLE III
PURCHASE PRICE

3.01        Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller at the Closing shall be TWENTY NINE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($29,250,000), plus or minus prorations and adjustments as provided in this Agreement.

The Purchase Price shall be payable by Purchaser as follows:

(a)           Within one (1) Business Day of the Effective Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000), by wire transfer of immediately available United States of America funds, as an initial earnest money deposit (together with interest earned thereon, the “Initial Earnest Money”).

(b)           Unless Purchaser timely elects to terminate this Agreement prior to expiration of the Feasibility Period pursuant to Section 4.02(b), no later than one (1) Business Day after the expiration of the Feasibility Period, Purchaser shall deposit with the Escrow Company, as escrow agent, the additional amount of ONE MILLION DOLLARS ($1,000,000), by wire transfer of immediately available United States of America funds, as a further earnest money deposit (together with interest earned thereon, the “Additional Earnest Money,” and together with the Initial Earnest Money, the “Earnest Money”). In the event Purchaser does not timely elect to terminate this Agreement prior to expiration of the Feasibility Period pursuant to Section 4.02(b), except in the event of a material default by Seller which is not cured, as provided Article IX, Article XI, or as may otherwise expressly set forth in this Agreement, the Earnest Money shall be NON-REFUNDABLE to Purchaser. In the event Purchaser timely elects to terminate this Agreement pursuant to Section 4.02(b), the Initial Earnest Money shall be released by Escrow Company to Purchaser by the next Business Day after such termination by Purchaser.

(c)           In the event Purchaser unilaterally elects to extend the Closing Date in accordance with Section 6.01, no later than ten (10) days prior to the initially scheduled Closing Date, Purchaser shall deposit with the Escrow Company, as escrow agent, the additional amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), by wire transfer of immediately available United States of America funds, as a further earnest money deposit (together with interest earned thereon, the “Extension Deposit”). If deposited, the Extension Deposit will be deemed part of the Earnest Money.

(d)           In accordance with Section 6.03(a) and Section 14.01(s), Purchaser shall deliver to the Escrow Company the balance of the Purchase Price, subject to the prorations and adjustments provided for in this Agreement, by wire transfer of immediately available United States of America funds, which shall be held and disbursed by the Escrow Company, as escrow agent, in accordance with the terms and conditions of this Agreement. Purchaser shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money unless, pursuant to the terms of this Agreement, the Earnest Money is paid to Seller, in which event Seller shall be responsible for any income taxes payable with respect to any interest and/or dividends earned with respect to the Earnest Money. For those purposes, Purchaser and Seller shall provide their respective federal tax identification numbers to Escrow Company.

3.02        Earnest Money Escrow Agreement. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the terms of this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is required to be paid pursuant to the provisions of this Agreement. If the sale of the Property is consummated in accordance with the terms of this Agreement, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default under this Agreement by Purchaser or Seller or the termination of this Agreement in accordance with its terms, the Earnest Money shall be disbursed as provided in this Agreement.

3.03        Allocation of Purchase Price. For purposes of property transfer tax and personal property sales tax declarations, Purchaser and Seller agree to negotiate in good faith the allocation of the Purchase Price to Real Property and Personal Property located at the Hotel prior to the expiration of the Feasibility Period. In the event Purchaser and Seller cannot agree to such allocation prior to the expiration of the Feasibility Period, Seller and Purchaser may each identify and report their own preferred allocations and will be solely responsible for defending their own allocations thereafter.

3.04        Independent Consideration. A portion of the Initial Earnest Money deposited by Purchaser, in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing or earlier termination of this Agreement, the Independent Consideration shall be paid to Seller, and all references herein to any return of the Earnest Money to Purchaser shall be deemed to mean a return of the Earnest Money less the Independent Consideration.

ARTICLE IV
INSPECTIONS

4.01        Property Documents. To the extent not already delivered to Purchaser prior to the Effective Date, within three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser all documents listed on Exhibit I attached hereto to the extent such document exists and is in Seller’s possession (collectively, the “Initial Property Documents”), and thereafter shall provide Purchaser access to any other Documents requested in writing by Purchaser that Seller has in its possession concerning the Property which are not Excluded Documents.

4.02        Inspections.

(a)           Purchaser shall have the right, until 5:00 p.m. Central Time on the last day of the Feasibility Period, and thereafter if this Agreement is not terminated, pursuant to the following provisions:

(i)           to make inquiries with respect to the Property and to enter upon the Real Property upon reasonable prior written notice to Seller and in accordance with the access requirements set forth in Section 4.03 below,

(ii)          to perform, at Purchaser’s sole cost and expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies, inspections and investigations as Purchaser may deem appropriate, and

(iii)         to review the Documents

(collectively referred to as, “Due Diligence”).

(b)           Purchaser shall, prior to the expiration of the Feasibility Period, have the right to terminate this Agreement for any or no reason whatsoever by providing written notice to Seller and, upon such termination, the Earnest Money shall be delivered to Purchaser, and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.

(c)           Purchaser shall be conclusively deemed to have not exercised such right of termination unless by 5:00 p.m. Central Time on the last day of the Feasibility Period Purchaser has delivered to Seller written notice that Purchaser is exercising the right to terminate this Agreement under this Section 4.02.

(d)           After the Feasibility Period, if this Agreement is not terminated pursuant to the preceding provisions, the Earnest Money shall be non-refundable except as specified herein.

4.03        Review and Inspection.

(a)           During the Feasibility Period (and thereafter if this Agreement is not terminated), Purchaser shall have the right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance:

(i)           Purchaser provides reasonable prior notice to Seller in writing of its intent to enter the Property to conduct its Due Diligence as set forth below;

(ii)          Purchaser’s Due Diligence shall be conducted so as not to interfere in any material respect with, and shall take into consideration, the use and operation of the Property by Manager; and,

(iii)         Purchaser is in full compliance with the insurance requirements set forth in Section 4.06.

(b)           At Seller’s election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for Due Diligence.

(c)           Purchaser shall ensure that neither it nor any of its representatives interfere with the guests of the Hotel or ongoing operations occurring at the Property. Purchaser shall notify Seller in writing not less than one (1) Business Day in advance of undertaking any Due Diligence at the Property, which notification shall describe the nature of the review work to be undertaken, the estimated time and duration of the review and shall identify the parties making the review.

(d)           Purchaser shall not cause or permit any mechanics’ liens, materialmen’s liens, or other liens to be filed against the Property as a result of its Due Diligence.

(e)           Any meetings or interviews with any Employees prior to the Closing Date must be scheduled through Seller’s Broker and representatives of Seller and/or Manager shall be permitted to attend any such meeting or interview.

(f)           Any Due Diligence performed at the Property shall be done at Purchaser’s sole cost and expense by agents, consultants or contractors hired by Purchaser who are reasonably acceptable to Seller.

(g)           Purchaser shall furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies regarding the Property obtained by Purchaser during Purchaser’s Due Diligence promptly after Purchaser’s receipt of same; provided, however, Purchaser will not be required to deliver or disclose any proprietary information prepared for Purchaser (e.g., internal models, budgets and projections and renovation plans).

4.04        Testing. During the Feasibility Period and prior to Closing, Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property; provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive or invasive testing into the structures or ground comprising the Property, including a Phase II environmental assessment, without: (a) submitting to Seller the scope and inspections for such testing; and (b) obtaining the prior written consent of Seller for such testing, which consent may be withheld in Seller’s sole discretion.

4.05        Confidentiality. Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, potential lenders, employees, accountants, attorneys, other professionals and consultants, and potential investment sources in connection with the transaction contemplated in this Agreement), without Seller’s prior written consent unless Purchaser is obligated by Legal Requirements to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated by this Agreement. If this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence for a period of one (1) year unless Purchaser is obligated by Legal Requirements to make such disclosure and, to the extent possible, any information provided by Seller to Purchaser shall, upon Seller’s request, be returned or delivered to Seller at Purchaser’s sole cost and expense. The last sentence of this Section 4.05 shall survive the termination of this Agreement.

4.06        Indemnification; Insurance.

(a)           Except for discovery or identification of existing Liabilities or conditions (and except for any disclosure thereof required of Purchaser under applicable Legal Requirements), Purchaser agrees to indemnify, protect, defend, and hold Seller and Seller’s Indemnitees harmless from and against any and all Liabilities actually suffered or incurred by Seller or any of Seller’s Indemnitees as a result of or in connection with Purchaser’s inspection of the Property (including activities of any of Purchaser’s employees, consultants, contractors, or other agents relating to the Property), including mechanics’ liens, damage to the Property, or injury to persons or property resulting from such activities.

(b)           If the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property; provided the foregoing shall not require Purchaser to repair or remediate any pre-existing conditions that are discovered by Purchaser.

(c)           Purchaser agrees to maintain and have in effect commercial general liability insurance, containing a waiver of subrogation acceptable to Seller in its sole discretion and with limits of at least Two Million Dollars ($2,000,000.00), for bodily or personal injury or death covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives at the Hotel, which insurance shall:

(i)           name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate,

(ii)          be written by a reputable insurance company having a rating of at least “A-VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and

(iii)         otherwise be subject to Seller’s prior approval, which shall not be unreasonably withheld, delayed or conditioned.

(d)           Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required under Section 4.06(c) upon Seller’s request.

(e)           The provisions of this Section 4.06 shall survive the Closing or termination of this Agreement.

4.07        Title and Survey. To the extent not already delivered to Purchaser prior to the Effective Date, Seller shall within seven (7) Business Days after the Effective Date deliver to Purchaser copies of the Existing Survey and deliver (or cause the Title Company to deliver to Purchaser) the Title Commitment. Purchaser shall have the right to obtain at Purchaser’s sole cost and expense an update to the Existing Survey, prior to expiration of the Feasibility Period (the “Updated Survey”). Prior to Closing, Purchaser shall have the right to obtain, at Purchaser’s sole cost and expense, any desired endorsements to the Title Policy which are available; provided, however, Seller shall pay for any curative endorsements which Seller agrees to obtain as described in Section 6.04 below.

4.08        Conveyance of Title. At the Closing, if requested by the Title Company, Seller shall execute a form of owner’s affidavit reasonably acceptable to the Title Company (the “Owner’s Affidavit”), and Seller and/or Purchaser (as applicable) shall execute any other documents, undertakings and agreements reasonably required by the Title Company to issue to Purchaser the Title Policy covering the Property in the full amount of the Purchase Price, without exceptions other than the Permitted Encumbrances, except that in no event shall Seller have any obligation to execute any documents, undertakings and agreements necessary for issuance of any endorsements requested by Purchaser other than those endorsements, if any, which Seller expressly agrees to obtain as set forth in Seller’s Response.

4.09        Pre-Closing Title Defects.

(a)           Notwithstanding anything to the contrary in this Agreement, not later than five (5) Business Days prior to the expiration of the Feasibility Period, Purchaser shall notify Seller of any matters shown on the Existing Survey, any Updated Survey or identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”).

(b)           Seller may notify Purchaser within three (3) Business Days after receipt of notice of Purchaser’s Objections (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”).

(c)           If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections.

(d)           If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the provisions of Section 4.09(c), then by no later than 5:00 p.m. Central Time on the last day of the Feasibility Period, Purchaser shall elect by written Notice to Seller either to:

(i)           waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure, or

(ii)          terminate this Agreement, in which case the Earnest Money shall be promptly delivered to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

(e)           In the event Purchaser does not provide to Seller notice of Purchaser’s election under the provisions of Section 4.09(d) by no later than 5:00 p.m. Central Time on the last day of the Feasibility Period, Purchaser shall be deemed to have elected to waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure.

(f)           Seller shall not, after the Effective Date, subject the Real Property (and shall not permit the Real Property to become subject) to any Liens or seek any zoning changes without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed during the Feasibility Period and may be withheld in Purchaser’s sole discretion after the Feasibility Period if this Agreement has not been terminated.

(g)           Subject to Section 4.10, all title matters revealed by the Title Commitment, the Existing Survey and any Updated Survey which are not objected to by Purchaser as provided in this Section 4.09, or which are waived or deemed waived by Purchaser as provided above, shall all be deemed “Permitted Encumbrances”.

4.10        Release of Liens. Notwithstanding anything herein to the contrary, Seller shall obtain at or prior to Closing the full reconveyance, release or other discharge, of record, and convey the Property free and clear, of each and every Lien which were created, consented to, or expressly assumed by Seller, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (collectively, “Monetary Title Encumbrances”). No Monetary Title Encumbrances shall be considered to be Permitted Encumbrances. Prior to Closing, Escrow Company shall obtain, in timely fashion, payoff letters from the record holder of each Monetary Title Encumbrances (or otherwise identified to Escrow Company by Seller or Purchaser). If Seller fails to obtain the reconveyance, release or other discharge of any Monetary Title Encumbrance, Purchaser shall have the right to direct Escrow Company to withhold from the Purchase Price otherwise disbursable to Seller the amount specified in the applicable payoff letter for such reconveyance, release or discharge and to use the amount(s) so withheld to obtain the same, for Purchaser’s benefit; provided, however, any Monetary Title Encumbrance shall be deemed released or discharged for the purposes of this Section 4.10 and no portion of the Purchase Price shall be withheld by the Escrow Company provided Seller delivers to the Title Company a bond, indemnity or similar security in form and substance reasonably acceptable to the Title Company such that the Title Company can insure over any such Monetary Title Encumbrance at Closing and deliver the Title Policy to Purchaser without exception for any such Monetary Title Encumbrance.

4.11        Franchise Consent Documents. Purchaser acknowledges that the Hotel is currently subject to the Franchise Agreement. At its sole cost and expense Purchaser shall, within five (5) Business Days after the Effective Date, apply to Franchisor for the Franchise Consent Documents. Purchaser shall diligently pursue the Franchise Consent Documents and shall promptly provide Franchisor with all documentation necessary for the Franchise Consent Documents. Purchaser shall provide to Seller copies of all notices, correspondence and other documentation provided to or received from Franchisor by Purchaser. Seller, at no expense to Seller, shall cooperate as reasonably necessary in connection with obtaining the Franchise Consent Documents. Purchaser shall notify Seller upon its receipt of Franchisor’s approval of the Franchise Consent Documents. Purchaser shall indemnify Seller for all costs, expenses or termination fees that may be incurred by Seller in connection with any assignment or termination of the Franchise Agreement. If, despite Purchaser’s diligent efforts, Purchaser fails to obtain the Franchise Consent Documents at the Closing (as may be extended), then Seller may elect upon written notice to Purchaser to terminate this Agreement, in which event the Earnest Money shall be delivered to Seller, and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.

4.12        Hotel Contracts. Purchaser will advise Seller in writing on or before the expiration of the Feasibility Period as to which Hotel Contracts Purchaser will assume and which Hotel Contracts Purchaser requires be terminated at Closing; and Seller shall, at Purchaser’s cost, terminate, as of the Closing Date, all Hotel Contracts with respect to the Property which Purchaser does not expressly agree to assume. Seller shall, at Seller’s cost, terminate, as of the Closing Date, the Existing Management Agreement. After the expiration of the Feasibility Period and Purchaser’s payment of the Additional Earnest Money, Seller shall not enter into any new material agreement affecting the Property (except to address an emergency), or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Purchaser’s approval of the proposed action, which approval or disapproval shall be in Purchaser’s sole discretion. Should Purchaser fail to notify Seller in writing of any objections to such new agreement within five (5) Business Days after receipt of Seller’s written request for approval, then Purchaser shall be deemed to have approved such new agreement.

4.13        3-05 Audit. At Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-05 of Securities and Exchange Commission Regulation S-X (the “3-05 Audit”) of the financial statements of the Property for the three (3) complete fiscal years immediately preceding the expiration of the Feasibility Period and the stub period through the Feasibility Period (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-05 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the financial statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-05 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-05 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information. To Seller’s knowledge, the materials delivered to Purchaser in connection with the 3-05 Audit shall be true and accurate in all material respects and to Seller’s knowledge there are no known fraud or material misrepresentations, or material subsequent events not reflected in such materials. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. This provision shall survive Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01        Representations and Warranties of Seller. In order to induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller hereby makes the representations and warranties set forth below. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.

(a)           Due Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business in the State of Texas. Seller has full right, power and authority, has obtained all necessary limited liability company consents, and has taken all limited liability company and other action necessary to authorize Seller to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The Person(s) executing this Agreement on behalf of Seller has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Seller at the Closing will be, binding and legal obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b)           No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise expressly provided herein, do not require the consent or approval of any third party or any governmental authority, nor shall such execution and delivery result in a breach or violation of any Legal Requirement, or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Seller or an Affiliate of Seller is a party or by which it or the Property is bound.

(c)           Hotel Contracts. To Seller’s knowledge:

(i)           all Hotel Contracts in effect on the Effective Date are accurately identified on Exhibit C and none of the Hotel Contracts has been amended, modified or supplemented in any way other than as reflected on Exhibit C;

(ii)          except as set forth on Exhibit C, there exists no circumstance or state of facts that constitutes a material uncured default by Seller under, or by the other party to, any Hotel Contract, or that would, with the passage of time or the giving of notice, or both, constitute such a material default; and

(iii)         no other party to a Hotel Contract has given written notice to Seller of any defenses, set-offs or claims in connection with any of the Hotel Contracts other than as set forth on Exhibit C.

(d)           Bookings. To Seller’s knowledge, other than the Bookings, there are no other leases, licenses, concessions, and other occupancy agreements for the use or occupancy of any portion of the Property.

(e)           Pending Litigation or Other Proceedings. Except as described in Exhibit D, there is no action, suit or proceeding, pending or, to Seller’s knowledge, known to be threatened, against or affecting Seller or the Property and Seller has not received written notice of any governmental investigations, arbitrations, unsatisfied orders or judgments, actions, suits, or other proceedings which remain against Seller and which reasonably could have a material adverse effect on the Hotel, or which might materially interfere with Seller’s or Purchaser’s ability to execute or perform its Obligations under this Agreement.

(f)           Condemnation. There are no pending, or to Seller’s knowledge, threatened condemnation, eminent domain, or similar proceedings or actions with regard to the Property.

(g)           Employees.

(i)           all of the Employees are employees of Manager or an Affiliate of Manager and not of Seller;

(ii)          neither Seller nor Manager is a party to any collective bargaining agreements with any labor union with respect to any Employees;

(iii)         Neither Seller nor Manager (to Seller’s knowledge after due inquiry with Manager) has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller or Manager at the Hotel nor has Seller or Manager (to Seller’s knowledge after due inquiry with Manager) received any notice of any claim of unfair labor practices;

(iv)         Seller and Manager (to Seller’s knowledge after due inquiry with Manager) have and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the Franchise Agreement; and

(v)          To Seller’s knowledge, the Closing of the transaction contemplated by this Agreement will not constitute or result in a violation of ERISA, or of any state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans (as defined in Section 3(32) of ERISA).

(h)           Notices. To Seller’s knowledge, the Hotel is in compliance with all applicable laws, and, except as noted on Schedule 5.01, Seller has not received from any governmental authority any written notices:

(i)           of violations or alleged violations of Legal Requirements with respect to the Hotel which have not been corrected to the satisfaction of the issuer of the notice or which would have a material adverse effect on the Hotel, or

(ii)          indicating that any inquiry, complaint, proceeding or investigation (excluding routine, periodic inspections) is contemplated or pending regarding compliance of the Hotel with any such Legal Requirements.

(i)           No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986 as amended.

(j)           Prohibited Persons and Transactions. Neither Seller nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, employees, officers, directors, representatives or agents is, nor will they knowingly become:

(i)           a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and Seller is not and will not engage in any dealings or transactions or be otherwise associated with such Persons, or

(ii)          a “specially designated global terrorist” or other Person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or a Person either:

(A)	included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or

(B)
designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a Person similarly designated under any related enabling legislation or any other similar executive orders.

(k)          ERISA. To Seller’s knowledge:

(i)           Neither Seller nor an ERISA Affiliate of Seller sponsors, maintains, or contributes to an Employee Benefit Plan on behalf of any current or former Employees.

(ii)          No Lien exists on the Property by operation of law or otherwise as a result of the operation or maintenance by Seller or an ERISA Affiliate of Seller of any Employee Benefit Plans.

(iii)         Seller is not an Employee Benefit Plan and none of Seller’s assets are plan assets as defined or determined under ERISA.

(iv)         There are no “multiemployer plans” (as defined in Section 3(37) of ERISA) with respect to the Hotel or the Employees.

(l)           Environmental Matters. Except as set forth in the reports described in Schedule 5.01 attached hereto, to Seller’s knowledge, neither Seller nor Manager has received a written notice from a governmental authority alleging a violation of any Environmental Law which has not been addressed and cured in accordance with Environmental Laws. To Seller’s knowledge, except as otherwise disclosed in such environmental reports (i) there are no Hazardous Substances located at, on or under the Hotel and (ii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Land underlying the Hotel onto any adjoining properties or from any adjoining property onto the Property.

(m)          Title. To Seller’s knowledge, Seller owns good and marketable title to (i) the Real Property; (ii) the Fixtures and Personal Property, (iii) the Operating Equipment and Supplies, (iv) the Consumables, (v) the Inventory, and (vi) the Deposits, free and clear of all Liens other than those which will be released at Closing or which are Permitted Encumbrances.

(n)           Bankruptcy. There has been no filing by or against Seller of a petition in bankruptcy under any applicable law, or the filing by or against Seller of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Seller under any applicable law or regulation relating to bankruptcy, insolvency or other relief for debtors.

(o)           Brokerage. Seller has not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than Seller’s Broker, which is to be paid a real estate commission by Seller pursuant to a separate agreement between Seller and Seller’s Broker, and Seller agrees to indemnify and hold Purchaser and its Indemnitees harmless against and from any and all Liabilities incurred by Purchaser arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of Seller.

(p)          Taxes and Assessments. To Seller’s knowledge, Seller has duly and timely filed all federal, state and local tax returns required to be filed by it, and all such returns are true, complete and correct. To Seller’s knowledge, Seller has duly and timely paid all taxes and any interest and penalties thereon (including, without limitation, transient occupancy (bed) taxes), assessments and other governmental charges affecting the Property or required to be paid or collected by Seller in the operation of the Property which have been incurred or are due and payable (except real property taxes). Except as noted on Schedule 5.01, To Seller’s knowledge, neither Seller nor Manager has received any written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel. Except as noted on Schedule 5.01, neither Seller nor, to Seller’s knowledge, Manager, has filed notices of protest or appeal against, or commenced proceedings to recover, real property tax assessments against any of the Real Property. Except as disclosed by the Permitted Encumbrances or due diligence materials delivered or otherwise made available by Seller, Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.

(q)           Insurance. All insurance policies held with respect to the Property by Seller are valid and in full force and effect. Except as noted on Schedule 5.01, to Seller’s knowledge, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

(r)           Permits. Except as noted on Schedule 5.01, to Seller’s knowledge, all Permits and Liquor Licenses required for the lawful operation, use and occupancy of the Hotel and the Property have been obtained and are in full force and effect. Seller has made available to Purchaser a true and complete copy of all Permits and Liquor Licenses. Except as noted on Schedule 5.01, To Seller’s knowledge, Seller has not received any written notice from any governmental authority or other person of (i) any violation, suspension, revocation or non-renewal of any Permit that has not been cured or dismissed, or (ii) any failure by Seller or Manager to obtain any Permits required for the Property that has not been cured or dismissed.

(s)           Right to Purchase. Seller has not granted to any Person other than Purchaser any right to purchase the Property or any portion thereof or interest therein.

(t)           Management and Franchise Agreements. There are no existing management contracts or franchise (or other similar) agreements relating to the Property other than the Management Agreement and the Franchise Agreement.

(u)          Financial Information. Attached as Schedule 5.01(u) is a schedule of (a) all of the independently reviewed financial statements of Seller, which have been delivered to Seller by Manager, for fiscal years 2010, 2011 and 2012 of Seller, and (b) balance sheets and operating statements for the Hotel for the fiscal periods ending December 31, 2010, 2011, 2012, 2013, and June 30, 2014 a true and complete copy of each of which has been delivered to Purchaser. Purchaser acknowledges that all of the information contained in the financial statements and the balance sheets and operating statements have been prepared by Manager, and, to Seller’s knowledge, there has been no material adverse change in the financial condition, operations, results of operations or business of the Hotel since December 31, 2010.

For the purposes of this Agreement, whenever a representation or warranty or other reference is made in this Agreement on the basis of the knowledge of Seller or words of similar import, such representation, warranty or reference is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, of Keith Manning, without inquiry or investigation, other than due inquiry of the general manager of the Hotel regarding Seller’s Representations, and provided further that in no event shall such person(s) have any personal liability whatsoever hereunder. Notwithstanding and without limiting the foregoing, (i) if any of Seller’s Representations contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transaction hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Documents or other information furnished to or otherwise obtained by Purchaser, and (ii) to the extent the copies of the Documents or other information furnished to or otherwise obtained by Purchaser prior to the expiration of the Feasibility Period contain provisions or information that are inconsistent with Seller’s Representations, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the Documents or other such information.

5.02        Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

(a)           Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. As of the date of Closing, Purchaser or its applicable title-taking designee or assignee shall be in good standing and qualified to do business in Texas. Purchaser has full right, power and authority, has obtained all necessary consents, and has taken all corporate and other action necessary to authorize Purchaser, to make, execute, deliver, and perform this Agreement subject to the terms and conditions hereof. The person(s) executing this Agreement on behalf of Purchaser has been duly authorized to do so. This Agreement is, and all of the documents to be delivered by Purchaser at the Closing will be, binding and legal obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(b)           No Conflict. The execution and delivery of this Agreement and the closing documents to be executed in connection herewith and the consummation of the transactions contemplated hereby and thereby, except as otherwise provided herein, do not require the consent, approval or authorization of any third party or any governmental authority (including the judicial system or any part thereof), nor shall such execution and delivery result in a breach or violation of any Legal Requirement or conflict with, breach, result in a default (or an event which with notice and passage of time or both will constitute a default) under, or violate any contract or agreement to which Purchaser, or an Affiliate of Purchaser, is a party or by which it or its property is bound.

(c)           Prohibited Persons and Transactions. Neither Purchaser nor to Purchaser’s knowledge any of its Affiliates, nor to Purchaser’s knowledge any of their respective partners, members, shareholders or other equity owners, and to Purchaser’s knowledge, none of its employees, officers, directors, representatives or agents is, nor will they knowingly become:

(i)           a Person with whom U.S. Persons are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), regulation, or other governmental action, and to Purchaser’s knowledge Purchaser is not and will not engage in any dealings or transactions or be otherwise associated with such Persons,

(ii)          a “specially designated global terrorist” or other Person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or

(iii)         a Person either:

(A)	included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or

(B)
designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a Person similarly designated under any related enabling legislation or any other similar executive orders.

(d)           ERISA. The assets of Purchaser are not “plan assets” under (and as such term is defined in) ERISA.

(e)           Brokerage. Purchaser has not had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby other than Seller’s Broker and Purchaser agrees to indemnify and hold Seller and its Indemnitees harmless against and from any and all Liabilities incurred by Seller arising out of or resulting from any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of Purchaser, provided that Purchaser shall not indemnify Seller with respect to Seller’s Broker.

(f)            Litigation. There are no actions, suits or proceedings (including, but not limited to bankruptcy) pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting Purchaser, that if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(g)           Financing. Purchaser acknowledges that Purchaser’s Obligations are not conditioned or contingent upon Purchaser obtaining financing, from a third party or otherwise.

ARTICLE VI
CLOSING AND CLOSING DELIVERIES

6.01        Closing and Escrow. The Closing shall take place at the offices of the Title Company on the Closing Date, unless the Closing Date is mutually extended by Seller and Purchaser. Notwithstanding the foregoing, in the unlikely event that (a) a condition occurs which would impair Purchaser’s ability to finance the acquisition of the Property, or (b) Franchisor has not yet approved Purchaser or its designee as a franchisee of the Hotel or delivered to Purchaser the Franchise Consent Documents, Purchaser may extend the Closing Date for a period of thirty (30) days from the initially scheduled Closing Date by depositing with the Escrow Company the Extension Deposit at least ten (10) days prior to the initially scheduled Closing Date. This Agreement shall not be merged into any Escrow Instructions, but any Escrow Instructions shall be deemed auxiliary to this Agreement and, as between Purchaser and Seller, the provisions of this Agreement shall govern and control.

6.02        Seller’s Deliveries. One (1) Business Day prior to Closing, except as otherwise noted, Seller shall execute (to the extent required) and deliver, or cause to be delivered, to Purchaser or the Title Company or the Escrow Company as appropriate (provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement):

(a)           a recordable deed for the Hotel from Seller to Purchaser conveying good and indefeasible title to the Real Property (the “Deed”) in the form attached to this Agreement as Exhibit E, subject to only the Permitted Encumbrances;

(b)           four (4) originals of a Bill of Sale transferring to Purchaser the Personal Property to be transferred (other than the Excluded Assets and the Personal Property transferred by the General Assignment) in the form attached to this Agreement as Exhibit F;

(c)           four (4) original counterparts of an assignment of all of Seller’s right, title and interest in, to and under the Bookings, Hotel Contracts, the Documents, Deposits, Permits (other than Excluded Permits), and Miscellaneous Hotel Assets (“General Assignment”) in the form attached to this Agreement as Exhibit G;

(d)           four (4) originals of the applicable state’s transfer forms;

(e)           four (4) originals of an affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of Exhibit H;

(f)           notices to parties to Hotel Contracts of change in ownership of the Hotel, if requested by Purchaser in writing;

(g)           prior to Closing, two (2) originals of the Preliminary Closing Statement;

(h)           the Owner’s Affidavit and other documents, if any, to be delivered by Seller pursuant to Section 4.08 above;

(i)            to the extent the Personal Property includes any vehicles owned by Seller, title to such vehicle, executed by Seller in such manner as is required to convey ownership to Purchaser, and registration materials;

(j)            copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, limited liability company, or trust documents or agreements relating to Seller as the Title Company shall reasonably require in connection with this transaction (provided, however, that in no event shall Seller be required to deliver to Purchaser the financial, capital, or other material provisions of its limited liability company agreement that do not relate to Seller’s authority to enter into the sale transaction that Seller determines not to disclose in its sole discretion);

(k)           any required real estate transfer tax declarations or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality together with any change of ownership statements required under Legal Requirements;

(l)            all keys and combinations to locks on the Property;

(m)          copy of a written agreement between Seller and Manager terminating the Existing Management Agreement as of the Closing Date with respect to the Hotel; and

(n)           four (4) originals of Seller’s Bring-Down Certificate.

6.03        Purchaser’s Deliveries. One (1) Business Day prior to the Closing (unless otherwise provided in this Agreement), Purchaser shall execute (to the extent required) and deliver, or cause to be delivered, to Seller or the Title Company or the Escrow Company as appropriate (provided that the failure to deliver more than one counterpart of each of the following shall not be a breach of this Agreement):

(a)           Purchaser’s equity portion of the Purchase Price (less the Earnest Money and any interest thereon) required to be deposited with the Escrow Company at least three (3) Business Days prior to the Closing Date, with the remaining portion of the Purchase Price to be deposited with the Escrow Company at least two (2) Business Days prior to the Closing Date (subject to the revenue and expense allocations as set forth below) pursuant to Section 14.01(s);

(b)           four (4) original counterparts of the General Assignment;

(c)           PDF copies of the Franchise Consent Documents executed by Purchaser;

(d)           prior to Closing, two (2) originals of the Preliminary Closing Statement;

(e)           copies of such articles of incorporation, organization, or formation; agreements or certificates of partnership; resolutions; authorizations; bylaws; certifications; or other corporate, partnership, or trust documents or agreements relating to Purchaser as the Title Company shall reasonably require in connection with this transaction; provided, however, in no event shall Purchaser (or its permitted nominees or assignees) be required to deliver to Seller a copy of their respective limited liability company agreement or partnership agreement;

(f)           any required real estate transfer tax declaration or similar documentation required to evidence the payment of any tax imposed by any state, county or municipality, together with any change of ownership statements required under Legal Requirements; and

(g)           four (4) originals of Purchaser’s Bring-Down Certificate;

6.04        Expenses.

(a)           Seller shall pay the following expenses:

(i)           fifty percent (50%) of all closing escrow fees;

(ii)          the title premium for the standard coverage Title Policy;

(iii)         Seller’s legal fees and expenses; and

(iv)         the costs and expenses of Seller’s compliance with Sections 4.09 and Section 4.10.

(b)           Purchaser shall pay the following expenses:

(i)           the premium for any and all endorsements (other than curative endorsements which Seller has agreed to obtain, if any) to the Title Policy, and the title premium for any lender’s Title Policy;

(ii)          the costs and expenses of compliance with Purchaser’s obligations under Article IV hereof, excluding Section 4.09 and Section 4.10;

(iii)         fifty percent (50%) of all closing escrow fees;

(iv)         the costs to obtain the Updated Survey (if any);

(v)          all sales taxes and transfer or similar taxes levied by the City of Austin, County of Travis, and/or State of Texas attributable to the transfer of the Property;

(vi)         the fee for the recording of the Deed and Purchaser’s mortgage and other loan documents, if any;

(vii)        all costs and expenses incurred in connection with the transfer of (1) any transferable Permits, warranties, or licenses in connection with the ownership or operation of the Property, and (2) Liquor Licenses and the other Liquor Asset, as provided in Section 14.01(r);

(viii)       all costs and expenses associated with Purchaser’s financing, if any;

(ix)          Purchaser’s legal fees and expenses; and

(x)           all costs and expenses in connection with obtaining the Franchise Consent Documents.

(c)           All other costs and expenses incurred in effecting the Closing hereunder shall be paid or shared (as applicable) by Seller and/or Purchaser in accordance with local customs in Travis County, Texas, as applicable.

(d)           The provisions of this Section 6.04 shall survive the Closing or any termination of this Agreement.

6.05        Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at the Closing, and all transactions required to be consummated concurrently with the Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

6.06        Possession. Possession of the Property shall be delivered at the Closing, provided the transaction closes. Excluded Assets shall be removed from the Hotel by Seller, at its expense, on or before the Closing Date. Seller, at its expense, shall make all repairs necessitated by such removal but shall have no obligation to replace any Excluded Asset so removed. Seller shall cause Manager to leave at the Hotel all Permits other than Excluded Permits; the Hotel Contracts to the extent assigned to and assumed by Purchaser pursuant to the General Assignment; books and records with respect to the Hotel, and the Bookings and reservation lists and all other assets comprising the Property. To the extent in Manager’s possession, Seller shall also cause Manager to leave at the Hotel the certificate of occupancy and, if available, “as builts” and other relevant construction documents for the Hotel. Nothing contained in this Section 6.06 shall cause Seller to be liable for Purchaser’s failure to obtain any permit or license necessary for Purchaser to own or operate the Hotel following the Closing.

ARTICLE VII
ADJUSTMENTS AND PRORATIONS-CLOSING STATEMENTS

7.01        Adjustments and Prorations. The following matters and items shall be apportioned between the parties based on actual daily amounts or, where appropriate, credited in total to a particular party, as of the Cut-off Time as provided below:

(a)           To the extent possible, Accounts Payable (including amounts due under Hotel Contracts) shall be identified as of the Cut-off Time and paid in full at the Closing by Seller. Seller shall be and remain responsible for the full payment of any and all other Accounts Payable (whether known or unknown) as of the Cut-off Time. Except to the extent a credit therefor is provided to Purchaser hereunder at Closing, Seller shall indemnify and hold Purchaser harmless from and against any claims arising from the failure to timely pay any Accounts Payable (including amounts due under Hotel Contracts) with respect to the period prior to the Cut-off Time.

(b)           Real and personal property taxes, ad valorem taxes, assessments, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees and assessments (collectively, the “Property Taxes”) shall be prorated as of the Cut-off Time.

(c)           Any fees or amounts prepaid, accrued or due and payable under any Permits (other than Excluded Permits and other than for utilities which proration is addressed above) transferred to Purchaser shall be prorated as of the Cut-off Time between Seller and Purchaser (including, without limitation, any fees paid or payable in connection with transfer of Permits). Seller shall receive a credit for all refundable deposits made by Seller under the Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser

(d)           Purchaser shall receive a credit for Deposits, if any, under Bookings for the Hotel’s facilities to the extent applicable after the Closing Date. Seller shall receive a credit for coin machine, telephone, washroom, and checkroom income arising before the Cut-off Time.

(e)           Gas, electricity and other utility charges shall be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (but subject to later readjustment as set forth below).

(f)           Non-delinquent operational and/or occupancy taxes (unless amounts attributable to the period prior to the Closing Date are paid directly by Seller to the applicable taxing authority) shall be prorated as of the Cut-off Time.

(g)           Telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated as of the Cut-off Time. Where possible, cut-off readings will be secured for all utilities on the Closing Date.

(h)           Seller shall receive a credit for all Consumables and Liquor Inventory which are on hand as of the Cut-off Time.

(i)            Any amounts prepaid or payable under any Hotel Contracts shall be prorated as of the Cut-Off Time. All security deposits shall be transferred to Purchaser and all obligations with respect to such security deposits shall be assumed by Purchaser and Purchaser shall receive a credit in the amount of such security deposits.

7.02        Adjustment and Proration Procedures. Notwithstanding anything contained in the foregoing provisions:

(a)           The Final Closing Statement shall provide for a credit to the account of Seller of all cash or other deposits posted with utility companies (including, without limitation, telephone, internet, telex, heat, steam, electricity, gas and lighting) serving the Property, to the extent the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser.

(b)           Any Property Taxes shall be prorated as of the Closing Date. If Property Taxes for 2014 have not been established prior to the Closing Date, Property Taxes for 2014 shall be prorated based on an amount equal to 105% of the 2013 Property Taxes. To the extent that the actual 2014 Property Taxes differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within forty-five (45) days after the tax bill for the current year is received. Any Property Taxes disputed with governmental authorities shall be handled under Section 14.01(c). Except to the extent that Purchaser has received a credit therefor, Seller shall remain responsible for all Property Taxes accrued for periods ending prior to the Cut-off Time (whenever assessed or billed). Purchaser shall be responsible for all Property Taxes accrued for periods beginning after the Cut-off Time. Each party shall indemnify and hold the other party harmless from and against any claims arising from the failure to timely pay and discharge such taxes and assessments as required under this Section 7.02(g). Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall Seller have any liability for any supplemental or increased Property Taxes assessed or imposed as a result of the transaction contemplated in this Agreement.

(c)           Telephone and telex contracts and contracts for the supply of heat, steam, electricity, gas, lighting and any other utility charges shall be prorated as of the Cut-off Time, with Seller receiving a credit for each deposit as provided above, if any. Where possible, cut-off readings will be secured for all utilities on the Closing Date. As to gas, electricity and other utility charges, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the Person entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(d)           At Closing, Seller shall receive (or receive a credit in an amount equal to) all revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel up until the Cut-off Time and Purchaser shall receive a credit in the amount of any advance payments made to Seller for vending machines to the extent attributable to any period after the Cut-off Time.

(e)           Revenues from the Hotel’s guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry and other service charges allocable to such rooms, conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, with respect to the evening immediately preceding the Closing Date shall be divided equally between Seller and Purchaser. Following Closing, Purchaser shall, as the agent of Seller, use commercially reasonable efforts to collect the amounts relating to the period prior to Closing for a period of three (3) months following the Closing on behalf of Seller and, promptly upon receipt of such funds, shall remit the same to Seller to an address or account to be provided by Seller. Additionally, thereafter, to the extent any such outstanding amounts are paid to Purchaser or the Property, Purchaser shall, promptly upon receipt of such funds, remit the same to Seller to an address or account to be provided by Seller.

(f)            Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all Deposits that shall have been received by or credited to Seller prior to the Cut-off Time on account of reservations for use or occupancy of the Property after the Cut-off Time. Any Deposits received by Seller after the Cut-off Time on confirmed reservations after the Cut-off Time will be delivered by Seller to Purchaser. For all purposes hereunder, Deposits and similar items shall be deemed earned when occupancy or use occurs or is scheduled to occur (and not when the Deposit was made).

(g)           The parties acknowledge that certain taxes and assessments accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes and assessments may be business and occupation taxes, retail sales taxes, parking taxes, gross receipts taxes, and other special lodging or hotel taxes and assessments. For purposes of this Agreement, all of such taxes and assessments (expressly excluding taxes and assessments covered elsewhere in this Agreement or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to the Cut-off Time shall be allocable to Seller and those attributable to the period after the Cut-off Time shall be allocable to Purchaser (with the attribution of such taxes and assessments hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes and assessments may be based). Seller shall be solely responsible for payment of such taxes and assessments with respect to the period prior to the Cut-off Time, and Purchaser shall be solely responsible for payment of such taxes and assessments with respect to the period after the Cut-off Time. Seller agrees to promptly file all necessary tax returns and forms with respect to such taxes and assessments to the extent required by applicable law. Seller shall indemnify and hold Purchaser harmless from and against any claims arising from the failure to timely pay and discharge such taxes and assessments with respect to the period prior to the Cut-off Time.

(h)           It is expressly agreed and understood that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of the Accounts Receivable. All of Accounts Receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding Accounts Receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such Accounts Receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of the Accounts Receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

(i)            Purchaser shall receive a credit for all valid outstanding certificates, coupons, vouchers or other writings entitling the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods or services at the Hotel issued by Seller, in an amount set forth on Exhibit M.

(j)            None of Seller’s insurance policies relating to the Property will be assigned to Purchaser, and Purchaser shall be responsible for arranging for its own insurance as of the Closing Date, and Seller shall be entitled to recover and retain from the providers of insurance any refunds or overpayments resulting from the early termination of any coverage provided to Seller. Accordingly, there will be no prorations for insurance.

7.03        Other. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a hotel shall be prorated as of the Cut-off Time.

7.04        Payment. Any net credit due to Seller as a result of the adjustments and prorations under Section 7.01 shall be paid to Seller in cash at the time of Closing. Any net credit due to Purchaser as a result of the adjustments and prorations under Section 7.01 shall be credited against the Purchase Price at the time of Closing.

7.05        Cash and Accounts. At the Closing, Seller shall transfer to Purchaser all Cash-On-Hand and Seller shall receive a credit at the Closing for such Cash-On-Hand. All Account Cash is and shall remain the property of Seller and shall either be retained by Seller at the Closing, or credited to Seller (to the extent actually acquired by Purchaser) on the Final Closing Statement. Seller shall receive a credit for any reserve fund (including, without limitation, any FF&E reserve) that Seller transfers to Purchaser at Closing.

7.06        Closing Statements.

(a)           Preparation. Each party shall cause its designated representatives to enter the Hotel only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Hotel, and of the books and records of the Hotel, as they deem necessary to make the adjustments and prorations required under this Article VII, or under any other provisions of this Agreement. Based upon such inventories, examinations, and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 3.01 hereof. All items of revenue and expense shall be determined in accordance with generally accepted accounting principles and with the Tenth Revised Edition of the Uniform Systems of Accounts for the Lodging Industry, as published by the American Hotel and Motel Association. Within ninety (90) days following the Closing Date, Seller and Purchaser shall agree on a final closing statement (the “Final Closing Statement”) setting forth the final determination of all items to be included on the Final Closing Statement; provided, however, the foregoing time period shall not apply to any items which, by their nature, cannot be finally determined within the period specified. The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

(b)           Disputes. In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or the determination of Ernst & Young (the “Accountant”) following Closing. Purchaser shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay. Any such dispute shall survive and be subject to later resolution pursuant to this Section 7.06. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to the Accountant. Each party hereby represents and warrants that the Accountant does not have a direct conflict as of the date of this Agreement, although the Accountant may have performed work for Seller and/or Purchaser (or their respective Affiliates) in the past. The costs and expenses of the Accountant shall be paid by the party determined by the Accountant to be the non-prevailing party in such dispute.

(c)           Pro-Ration True Up. Notwithstanding the foregoing, if at any time within ninety (90) days after the date that Seller and Purchaser execute the Final Closing Statement either party discovers any proration items that pursuant to Section 7.02(a) should have been included in the Final Closing Statement but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Final Closing Statement.

7.07        Survival. The provisions of this Article VII shall survive the Closing until fully performed.

ARTICLE VIII
CONDITIONS TO SELLER’S OBLIGATIONS

8.01        Conditions. Seller’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Seller in writing.

(a)           Purchaser’s Compliance with Obligations. On or before the Closing Date, Purchaser shall have complied in all material respects with all Obligations required by this Agreement to be complied with by Purchaser at or prior to Closing.

(b)           Truth of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date.

(c)           Franchise Consent Documents. Franchisor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have authorized and delivered to Purchaser Franchise Consent Documents.

8.02        Failure of Conditions. If any of the conditions enumerated in Section 8.01(a) or Section 8.01(b) are not fulfilled on or prior to the Closing Date and, as a consequence thereof, Seller elects to terminate this Agreement, such failure shall be deemed a default by Purchaser hereunder and the consequences thereof shall be governed by the provisions of Section 17.01.

ARTICLE IX
CONDITIONS TO PURCHASER’S OBLIGATIONS

9.01        Conditions. Purchaser’s obligation to close the transaction contemplated by this Agreement shall be subject to the occurrence of each of the following conditions, any one or more of which may be waived by Purchaser in writing.

(a)           Seller’s Compliance with Obligations. On or before the Closing Date, Seller shall have complied in all material respects with all Obligations required by this Agreement to be complied with by Seller at or prior to Closing.

(b)           Truth of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement were true in all material respects when made, and are true in all material respects on the Closing Date (except as disclosed in Seller’s Bring-Down Certificate).

(c)           Title Policy. The Title Company shall be irrevocably committed to issue to Purchaser the Title Policy.

9.02        Failure of Conditions.

(a)           If any of the conditions enumerated in Section 9.01(a) or Section 9.01(b) are not fulfilled prior to the Closing Date and, as a consequence thereof, Purchaser elects to terminate this Agreement, such failure shall be deemed a default by Seller hereunder and the consequences thereof shall be governed by the provisions of Section 17.02.

(b)           If the condition enumerated in Section 9.01(c) is not fulfilled prior to the Closing Date and, as a consequence thereof, Purchaser elects to terminate this Agreement, then the Earnest Money shall be promptly delivered to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the condition enumerated in Section 9.01(c) is not fulfilled prior to the Closing Date as a result of any act or omission of Purchaser, then Purchaser shall have no right to terminate this Agreement and Purchaser shall, unless Purchaser waives such condition, be deemed to be in default hereunder and the consequences thereof shall be governed by the provisions of Section 17.01.

ARTICLE X
ACTIONS AND OPERATIONS PENDING CLOSING

10.01     Actions and Operations Pending Closing. Seller agrees that at all times prior to the Closing Date:

(a)           Subject to the terms of the Existing Management Agreement and conditions beyond Seller’s reasonable control, Seller shall use commercially reasonable efforts to cause Manager to continue to operate, maintain and manage the Hotel in substantially the same manner in which the Hotel was operated, maintained, and managed during the six (6) months immediately prior to the execution of this Agreement and with the operations of other similarly situated hospitality properties of similar size and quality, all in accordance with Franchisor’s standards.

(b)           Seller shall maintain and shall use commercially reasonable efforts to cause Manager to maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage now carried with respect to the Hotel.

(c)           Seller shall cause the Property to be maintained in its present order and condition, normal wear and tear excepted, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Effective Date.

(d)           Seller shall instruct the Manager to maintain its books of account and records in the usual, regular and ordinary manner, in accordance with accounting principles and applied on a basis, both consistent with that used in keeping its books in prior years.

(e)           Seller shall instruct the Manager to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

(f)           Seller shall instruct the Manager to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller for such purposes in the ordinary course of business consistent with past practices.

(g)           Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which Seller obtains knowledge.

(h)           After the expiration of the Feasibility Period and delivery by Purchaser of the Additional Earnest Money, Seller shall instruct the Manager to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Personal Property owned by Seller other that in the normal course of business without the prior written consent of Purchaser, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

(i)            Seller shall cause Manager to keep the Inventory, Consumables and Operating Equipment and Supplies adequately stocked, at a level substantially consistent with the level of Inventory, Consumables and Operating Equipment and Supplies stocked at the Hotel as of the Effective Date.

(j)            Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Seller shall promptly notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to the Closing Date hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

10.02     Warranties. Seller shall not, before or after Closing, release or modify any warranties and guaranties, if any, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

10.03     Hotel Employees. Purchaser acknowledges and agrees that Purchaser’s manager will be assuming all employment responsibilities in connection with the operation of the Hotel. Purchaser will cause its manager to interview and consider the hiring of all Hotel Employees in a manner consistent with industry practice.

10.04     Employee Claims. Seller shall indemnify and defend or cause to be indemnified and defended Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees arising out of or related to any act, failure to act, any transaction or any facts or circumstances (a) occurring prior to the Closing Date, or (b) undertaken or caused by Seller in connection with Hotel Employees at Closing, including: (i) the termination of such Hotel Employees; (ii) the failure of Seller or the Manager to comply with the provisions of any collective bargaining agreement; (iii) any alleged discrimination, breach of contract or other wrongful termination; and (iv) any alleged right to workers’ compensation benefits, unemployment compensation, or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund.

10.05     Reasonable Inspection After Closing.

(a)           After Closing, Seller and Manager shall afford Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by Purchaser or its agents shall not unreasonably interfere with the conduct of Seller’s or the Manager’s business; and (ii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(b)           After Closing, Purchaser shall afford Seller and the Manager and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against Purchaser); provided that (i) any such access by Seller, the Manager or their agents shall not unreasonably interfere with the conduct of Purchaser’s business; and (ii) Seller, Manager or their agents shall keep the information contained in such records confidential. The provisions of this Section10.06 (a) and (b) shall survive the Closing.

10.06     Condition of Property. Except as otherwise provided herein, Seller shall not, after the expiration of the Feasibility Period and delivery by Purchaser of the Additional Earnest Money, sell, mortgage, encumber, hypothecate or otherwise transfer or dispose of the Property or any interest therein, or subject the Property to any, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent shall be given or withheld in Purchaser’s sole discretion.

10.07     Access to Financial Information. Purchaser’s representatives shall have access to, and Seller and Seller’s Manager shall cooperate with Purchaser and furnish upon request, all financial and other information relating to the Property to the extent necessary to enable Purchaser’s representatives to complete the REIT Audit and prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Purchaser hereunder. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing or termination of this Agreement.

ARTICLE XI
CASUALTIES AND TAKINGS

11.01     Casualties. If, after the Effective Date and prior to the Closing Date, any damage to the Property by reason of fire, windstorm, earthquake, hail, explosion or other casualty shall occur, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a)           If any damage to the Property shall occur after the Effective Date and prior to the Closing Date by reason of fire, windstorm, earthquake, hail, explosion or other casualty, and if the cost to repair the Hotel is greater than One Million Five Hundred Thousand Dollars ($1,500,000) as a result of such casualty (as determined by an engineer or contractor selected by Seller), Purchaser may elect, within ten (10) Business Days after receiving Seller’s written notice, by written notice to Seller, either to:

(i)           terminate this Agreement by giving written notice to Seller, whereupon the Earnest Money shall be disbursed to Purchaser and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination; or

(ii)          receive an assignment of all of Seller’s rights to any insurance proceeds (excluding (x) business interruption proceeds attributable to the period prior to the Closing Date, which shall be retained by Seller, and (y) any applicable deductible, which shall be, at Seller’s election, paid by Seller to Purchaser at Closing or credited against the Purchase Price) relating to such damage and acquire the Property without any other adjustment in the Purchase Price in connection therewith.

(b)           If the cost to repair the Hotel is less than One Million Five Hundred Thousand Dollars ($1,500,000) as a result of such casualty (as determined by an engineer or contractor selected by Seller), then:

(i)           the transactions contemplated hereby shall be consummated;

(ii)          Seller shall assign to Purchaser at Closing all of Seller’s rights to receive any insurance proceeds (excluding business interruption proceeds applicable to periods prior to the Cut-off Time and amounts already expended by Seller toward repairs approved by Purchaser in its reasonable discretion);

(iii)         there shall be no reduction in the Purchase Price;

(iv)         any amounts already received by Seller and any deductible shall be credited to Purchaser at Closing (to the extent not yet already paid by Seller towards the cost of repairs to the Property approved by Purchaser in its reasonable discretion); and Purchaser shall assume responsibility for repair after the Closing.

11.02     Takings. If, after the Effective Date and prior to the Closing Date, all or any portion of the Real Property is taken by eminent domain or by an act of governmental authority, Seller shall promptly give Purchaser written notice thereof, and the following shall apply:

(a)           If a material part of the Real Property is taken, Purchaser may, within ten (10) Business Days after receiving Seller’s written notice, by written notice to Seller, elect to terminate this Agreement. For purposes of this Section 11.02, a “material” part of the Real Property shall be deemed to have been taken if:

(i)           the Improvements on the Property must be materially reconfigured so as to affect at least fifteen percent (15%) of the guest rooms or square footage of the Hotel as a result of such taking;

(ii)          the taking materially interferes with the present use and operation of at least fifteen percent (15%) of the guest rooms or square footage of the Hotel;

(iii)         the taking results in the permanent elimination of the sole or any required or material means of legal ingress and/or egress from the Real Property to public roads, with no comparable, convenient legal substitute ingress and/or egress being available.

In the event that Purchaser shall so elect, the Earnest Money shall be disbursed to Purchaser, and all obligations between Seller and Purchaser under this Agreement will terminate except for those that expressly survive termination.

(b)           If a material part of the Real Property is taken but Purchaser does not elect to terminate this Agreement pursuant to Section 11.02(a) above, or if an immaterial part of the Real Property is taken by an act of governmental authority, neither party shall have any right to terminate this Agreement, and the parties shall nonetheless proceed to the Closing in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking, provided, however, that Seller shall, at the Closing:

(i)           assign and turn over, and Purchaser shall be entitled to receive and keep, the proceeds of any award or other proceeds of such taking which may have been collected by Seller as a result of such taking, less any portion thereof applied to the cost of repairs made by Seller and approved by Purchaser prior to the Closing, or

(ii)          if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such taking, less an amount equal to the cost of any repairs made by Seller and approved by Purchaser prior to the Closing, which amount shall be deducted from such assignment.

If the proceeds are paid to the holder of any mortgage or deed of trust on the Real Property and such holder refuses to release sufficient sums therefrom for the purpose of making repairs and restorations required by reason of such condemnation, then, at the Closing, Seller (at Seller’s sole option) shall either pay to Purchaser the amount of the proceeds or credit such amount against the Purchase Price.

ARTICLE XII
EMPLOYEES

12.01     Employees. Purchaser acknowledges that all Employees providing services at the Property are currently employed by Manager. Seller shall be responsible for reimbursing Manager for all Employees’ Compensation in accordance with the Existing Management Agreement until the Cut off Time. Seller shall indemnify and hold Purchaser harmless from and against any and all Liabilities related to any of the foregoing items.

12.02     Claims. Seller shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the Employees before or after the Closing Date except to the extent that the claims, demands, actions and administrative proceedings brought by the Employees relate to events which occurred after the Cut-off Time. As between Purchaser and Seller, Purchaser shall be responsible for the payment of any final award or judgment rendered, or settlement reached, with respect to any claims, demands, actions or administrative proceedings brought by any of the employees at the Hotel after the Closing Date to the extent that the claims, demands, actions and administrative proceedings brought by such employees relate to events which occurred after the Cut-off Time.

12.03     Survival. The provisions of Section 12.01, Section 12.02 and Section 12.03 shall survive the Closing until fully performed.

ARTICLE XIII
NOTICES

13.01     Notices. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (each a “Notice”, collectively “Notices”) required or permitted to be given under this Agreement, or which are to be given with respect to this Agreement, shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, or by e-mail addressed to the party to be so notified as follows:

If to Seller. to:	c/o Wheelock Street Capital LLC
600 Steamboat Road, 3rd Floor
Greenwich, Connecticut 06830
	Attention:	Timothy Hodes
	Telephone:	(203) 413-7719
	Facsimile:	(203) 413-7720
	e-Mail:	hodes@wheelockst.com

With copies to:	Dentons US LLP
2398 East Camelback Road, Suite 850
Phoenix, Arizona 85016
	Attention:	Meghan Cocci
	Telephone:	(602) 508-3903
	Facsimile:	(602) 508-3914
	e-Mail:	meghan.cocci@dentons.com

If to Purchaser, to:	Moody National REIT I, Inc.
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Alex Sims
Telephone:(713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com/
asims@moodynational.com

With a copy to:	Mr. Adam S. Wilk
Ms. Kasi Moeskau
Sneed, Vine & Perry, P.C.
900 Congress, Suite 300
Austin, Texas 78701
Telephone No. (512) 494-3126
E-Mail: awilk@sneedvine.com
kmoeskau@sneedvine.com

Notice delivered by registered or certified mail, or personally delivered, or by overnight express courier, shall be deemed received upon acceptance or rejection of delivery. Notice delivered by e-mail or by facsimile transmission shall be effective as of the date of automatic confirmation of receipt thereof by the sending party, properly addressed and sent as provided above, provided that any notice by e-mail or facsimile transmission shall be accompanied by a copy of such notice sent by overnight express courier. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

ARTICLE XIV
ADDITIONAL COVENANTS

14.01     Additional Covenants. In addition, the parties agree as follows:

(a)           Guest Baggage. All baggage of guests who are still in the Hotel as of the Cut-off Time which has been checked with or left in the care of Seller or Manager shall be inventoried, sealed, and tagged jointly by Seller and Purchaser on the Closing Date. Purchaser hereby indemnifies Seller and its Indemnitees against any Liabilities in connection with such inventoried baggage arising out of the acts of omissions of Purchaser or any of their respective Affiliates (or any of their employees or agents) after the Closing. Seller hereby indemnifies Purchaser and its Indemnitees against any Liabilities in connection with such baggage arising out of the acts or omissions of Manager, Seller or any of its Affiliates (or any of their employees or agents) prior to the Closing. The provisions of this Section 14.01(a) shall survive the Closing.

(b)           Safe Deposits. Immediately after the Closing, Seller shall send or cause Manager to send written notice to guests or tenants or other persons who have safe deposit boxes, advising of the sale of the Hotel to Purchaser and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Purchaser. Seller shall have a representative present when the boxes are opened, in the presence of a representative of Purchaser. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Purchaser, and Purchaser agrees to indemnify and hold harmless Seller and its Indemnitees from and against any Liabilities arising out of or with respect to such property. The provisions of this Section 14.01(b) shall survive the Closing.

(c)           Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. In the event an application to reduce real estate taxes is filed by Purchaser for the period during which Seller was the owner of the Real Property, Seller shall be entitled to a reproration of real estate taxes upon receipt of and based upon the reduction, net of any costs incurred by Purchaser in obtaining such reduction. Seller shall continue to process any pending appeals or protests with respect to the tax fiscal year in which the Closing Date occurs, and the net proceeds from any such proceedings, after payment of attorneys’ fees and other costs associated with such process, will be prorated between the parties, when received, as of the Closing Date. The apportionment obligations in this Section 14.01(c) shall survive the Closing.

(d)           Books and Records. The transaction contemplated hereby includes all the books and records of Seller pertaining to the business of the Hotel. Purchaser covenants and agrees that such books and records will remain in the Hotel for examination and audit by Seller and its agents after the Closing as provided in this Section 14.01(d). Books and records not pertaining to the business of the Hotel may be removed by Seller on or before the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, for at least three (3) years after the Closing Date, and not to destroy or dispose of the same, for at least three (3) years after the Closing Date. Upon reasonable advance written notice by Seller, Purchaser agrees to provide access to Seller and its representatives, to such books, records, files and correspondence at all reasonable times during normal business hours and will cooperate and cause its manager to cooperate with Seller in accessing such records during such period.

(e)           Survival. To the extent required for its proper effect, and subject to Section 17.04 with respect to survival of Seller’s Representations and Purchaser’s Representations, each covenant, obligation, representation and warranty of Seller or Purchaser under this Agreement shall survive Closing or termination of this Agreement, regardless of whether this Agreement specifically provides for its survival, and shall not be deemed merged into the Deed or any other instruments of conveyance, assignment or transfer executed and delivered at Closing.

(f)            Publicity. Prior to Closing, all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller. Neither party shall act unilaterally in this regard without the prior written approval of the other; however, this approval shall not be unreasonably withheld or delayed.

(g)           Assignment. Neither all nor any portion of Purchaser’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise including by a transfer of interest in Purchaser (collectively, a “Transfer”), without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole and absolute discretion. Any attempted Transfer without Seller’s consent shall be null and void other than as provided herein. Any request by Purchaser for Seller’s consent to a Transfer shall set forth in writing the details of the proposed Transfer, including the name, ownership, and financial condition of the prospective transferee and the financial details of the proposed Transfer. Notwithstanding any provision hereof to the contrary, Purchaser shall have the right to make a Transfer to an Affiliate without Seller’s consent but with not less than five (5) Business Days’ notice prior written to Seller, which shall include copies of all fully executed Transfer documentation, certified by Purchaser to be true, correct, and complete, and all other information which Seller may reasonably request. No Transfer, whether with or without Seller’s consent, unless and until the consummation of this transaction shall occur, shall operate to release Purchaser. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

(h)           Hotel Reservations. Purchaser shall honor all reservations at the Hotel or for any related conference, banquet, or meeting space or any recreational facilities in connection with the Hotel made by Seller in the ordinary course of business on or prior to the Cut-off Time for periods on or after the Closing Date. The obligations of Purchaser set forth in this Section 14.01(h) shall survive the Closing.

(i)            Business Days. If the Closing Date or any other date described in this Agreement by which one party hereto must give notice to the other party hereto or must fulfill an obligation is not a Business Day, then such Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

(j)            Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(k)           Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the parties, it being recognized that this Agreement and any related instruments are the product of extensive negotiations between the parties hereto and that both parties hereto have contributed substantially and materially to the final preparation of this Agreement and all related instruments.

(l)            Severability. In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(m)          Time of Essence. Time is of the essence of each and every term, provision and covenant of this Agreement. The expiration of any period of time prescribed in this Agreement shall occur at 11:59 p.m. Central Time of the last day of the period, except as otherwise expressly set forth herein.

(n)           IRS Reporting Requirements. Seller and Purchaser acknowledge and agree that Section 6045(e) of the Internal Revenue Code of 1986 requires that notice of the sale and purchase of the Property described in this Agreement, be provided to the IRS by preparation of and filing with the IRS of IRS Form 1099-B; and further, Seller and Purchaser agree to furnish and provide to the Escrow Company and Title Company any and all information that the Escrow Company or Title Company may require in order for the Escrow Company or Title Company to (a) comply with all instructions to the IRS Form 1099-B in the preparation thereof, and (b) prepare and timely file with the IRS said IRS Form 1099-B with respect to this transaction.

(o)           1031 Exchange. If either party hereto elects (the “Electing Party”) to conduct a tax free exchange under Section 1031 of the Internal Revenue Code, as amended, then the other party hereto agrees to cooperate (the “Cooperating Party”) with the Electing Party in conducting such tax free exchange under such Section 1031 of the Code relating to this transaction. In the event of such an election, the Electing Party agrees to indemnify, defend and hold the Cooperating Party harmless from and against any and all claims, demands, causes of action, liabilities, costs and expenses, including reasonable attorneys’ fees and costs of litigation, that the Cooperating Party may suffer or incur by reason of such exchange. Purchaser and Seller expressly reserve the right to assign their rights, but not their obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Each Cooperating Party agrees to cooperate, but at no cost, expense or risk to said Cooperating Party, and take any actions reasonably requested by the Electing Party, to cause such exchange to be consummated and to qualify as a like kind exchange under such Section 1031 of the Code, including, but not limited to, (a) permitting this Agreement to be assigned to a Qualified Intermediary and (b) conveying the Property to, or at the direction of, the Qualified Intermediary. In no event, however, shall any such exchange extend, delay or otherwise adversely affect the Closing Date and in no event shall the Cooperating Party be required to take title to any other property in connection with such exchange. The provisions of this Section 14.01(o) shall survive the Closing. All references in this paragraph to tax-free exchange under Section 1031 of the Code shall include “reverse exchanges” as set forth in Revenue Procedure 2000-37, 2000-2 C.B. 308.

(p)           Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original, irrespective of the date of its execution and delivery and counterparts together shall constitute one and the same instrument.

(q)           Governing Law. This Agreement is executed pursuant to, and shall be construed under and governed exclusively by, the laws of the State of Texas.

(r)            Liquor Assets. Purchaser acknowledges and agrees that an Affiliate of Manager currently holds the Liquor License for the Hotel. Within ten (10) days following the Effective Date, Purchaser shall (a) notify the applicable liquor authorities of the proposed sale of the Property and issuance to Purchaser (or its designee) of new Liquor Licenses or a transfer of the Liquor Licenses at the Hotel, (b) complete an application, including all exhibits, in the form required by the applicable liquor authorities for the issuance to Purchaser (or its designee) of the temporary or permanent Liquor Licenses or transfer the existing Liquor Licenses, (c) deliver such completed application to Purchaser’s liquor license counsel, to be held and filed by such counsel as soon as legally permitted, and (d) deliver to Seller copies of the foregoing and any other notices, correspondence or other documentation sent to or received from such liquor authorities by Purchaser. Purchaser shall be responsible for all costs and expenses in connection with the issuance of the new (temporary or permanent) Liquor Licenses or the transfer of the existing Liquor Licenses, as applicable. Seller agrees, without cost to Seller, to cooperate (and cause Manager or its applicable Affiliate to cooperate) until and after the Closing Date with Purchaser (or its designee) in effectuating the issuance of the new Liquor Licenses or the transfer of the existing Liquor Licenses for the Hotel. Purchaser and Manager, by separate agreement, may enter into an agreement to provide for continued temporary management on such terms and conditions as agreed upon by Purchaser and Manager.

(s)           Defeasance of Mortgage Loan Secured by Property. Purchaser acknowledges that the existing loan secured by a first deed of trust on the Property will be satisfied through defeasance (the “Defeasance Process”), whereby Seller, using the funds delivered to Escrow Company by Purchaser for purchase of the Property, will purchase United States Treasury securities (the “Securities”), which will be pledged to Seller’s lender in exchange for a release of the lien of the deed of trust securing the loan on the Property (the “Existing Loan”). In order to accommodate the Defeasance Process, Purchaser shall cause (a) Purchaser’s equity portion of the Purchase Price to be deposited with the Escrow Company on or before 12 noon Central Time at least three (3) Business Days before the anticipated Closing Date, and (b) all remaining proceeds for purchase of the Property to be deposited with the Escrow Company, including the funding of any new loans to be obtained by Purchaser, at least two (2) Business Days before the anticipated Closing Date. Upon Escrow Company’s receipt of all proceeds for purchase of the Property: (i) Seller will authorize a third party defeasance company to initiate purchase of the Securities to settle by the Closing Date; (ii) upon confirmation by Purchaser that all conditions to Closing have been satisfied, the Escrow Company will wire the amount needed to purchase the Securities on the Closing Date; (iii) all liens from the Existing Loan which are being released through the Defeasance Process will be released from the Property; and (iv) the Closing will occur in accordance with the terms of this Agreement. If, after the commencement of the Defeasance Process, the purchase of the Property does not close on the anticipated Closing Date as a result of a breach or default by Purchaser, then Purchaser hereby agrees to indemnify, defend and hold Seller and its Affiliates harmless from and against any and all losses, costs, damages, expenses and liabilities that Seller incurred in connection with the Defeasance Process.

ARTICLE XV
DISTRIBUTION OF FUNDS AND DOCUMENTS

15.01     Delivery of Purchase Price. At the Closing, Escrow Company shall deliver to Seller the Purchase Price less prorations or other charges set forth as the Preliminary Closing Statement.

15.02     Other Monetary Disbursements. Escrow Company shall, at the Closing, arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration, or other charges, all as set forth on the Preliminary Closing Statement and (ii) to Purchaser, or order, any excess funds theretofore delivered to Escrow Holder by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges, all as set forth on the Preliminary Closing Statement.

15.03     Recorded Documents. Title Company shall at Closing cause the Deed and any other documents that Purchaser desires to record to be recorded with the appropriate county and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was recorded.

15.04     Documents to Seller. Title Company shall at the Closing deliver by overnight courier to Seller, the following:

(a)           one (1) conformed copy of the Deed;

(b)           two (2) originals of the Bill of Sale;

(c)           two (2) originals of the General Assignment;

(d)           one (1) original of the Preliminary Closing Statement;

(e)           two (2) originals of the affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986;

(f)            copies of the Owner’s Affidavit and other documents required by Section 4.08;

(g)           one (1) conformed copy of Seller’s Bring-Down Certificate and Purchaser’s Bring-Down Certificate; and

(h)           one (1) original set of the Franchise Consent Documents.

15.05     Documents to Purchaser. Title Company shall at the Closing, except with regard to the Title Policy which shall be delivered to Purchaser promptly upon receipt by Title Company, deliver by overnight courier to Purchaser, the following:

(a)           one (1) conformed copy of the Deed;

(b)           two (2) originals of the Bill of Sale;

(c)           two (2) originals of the General Assignment;

(d)           one (1) original of the Preliminary Closing Statement;

(e)           the Title Policy;

(f)            two (2) originals of the affidavit of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986;

(g)           copies of the Owner’s Affidavit and other documents required by Section 4.08;

(h)           one (1) conformed copy of Seller’s Bring-Down Certificate and Purchaser’s Bring-Down Certificate; and

(i)            one (1) original set of the Franchise Consent Documents.

ARTICLE XVI
ESCROW COMPANY DUTIES AND DISPUTES

16.01     Escrow Company. Seller and Purchaser hereby retain Escrow Company, and Escrow Company agrees to be retained, to act as escrow agent for the purposes set forth in this Agreement. Escrow Company agrees to undertake and perform the obligations and duties provided for in this Agreement. Except for any fee required to set up an interest-bearing account as provided for in Section 16.02 below and any fees or costs specifically allocated to either Seller or Purchaser under the terms of this Agreement, Purchaser and Seller shall equally split the reasonable fees charged by Escrow Company in conjunction with its provision of services as provided herein.

16.02     Escrow Funds. Escrow Company shall deposit the Earnest Money into an interest-bearing account (“Earnest Money Escrow Account”) to be maintained by Escrow Company and Escrow Company agrees to hold, invest and disburse the Earnest Money in accordance with the terms of this Agreement.

16.03     Termination of Escrow. Interest earned on the Earnest Money under this Agreement shall become additional Earnest Money.

16.04     No Third Party Rights. No term or provision of this Article XVI is intended to benefit any Person not a party hereto (including any broker), and no such other Person shall have any right or cause of action hereunder.

16.05     Disputes and Attorneys’ Fees. If there is any litigation proceeding commenced to enforce any provisions or rights arising under this Agreement, the non-prevailing party in such litigation shall pay the prevailing party all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, such fees to be reasonably determined by the applicable court. In the event of arbitration, the non prevailing party in such arbitration shall pay the prevailing party all reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by the prevailing party, such fees to be determined by the applicable arbitrator. In the event that the parties mutually agree on some other form of alternative dispute resolution, each of the parties shall bear its own costs and expenses (including, but not limited to, attorneys’ fees).

16.06     Further Instruments. All parties, promptly upon the request of any other, shall execute and have acknowledged and delivered to the other parties, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Article XVI and which are consistent with the provisions hereof.

16.07     Records and Reports. Escrow Company shall maintain records that accurately reflect all draw requests and withdrawals from the Earnest Money Escrow Account.

16.08     Liability of Escrow Company. The parties agree that the duties of Escrow Company are purely administrative in nature and that Escrow Company shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own gross negligence or willful misconduct. Escrow Company’s determination as to whether (a) an event or condition has occurred, or been met or satisfied; (b) a provision of this Agreement has been complied with; or (c) sufficient evidence of the event or condition of compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect; provided, only, that Escrow Company shall not have been guilty of gross negligence or willful misconduct in making such determination.

16.09     Resignation by Escrow Company. Escrow Company may resign at any time upon giving the parties hereto thirty (30) days’ prior written notice. In such event, Seller and Purchaser shall mutually select a firm, person or corporation to act as the successor escrow agent. The Escrow Company’s resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within thirty (30) days after such notice is given, Escrow Company may pay and deliver the proceeds then held in escrow into a court of competent jurisdiction.

16.10     Receipt of Notice of a Dispute. If, prior to Closing, Escrow Company receives written notice from Purchaser or Seller that a dispute exists with respect to which proceedings have been commenced, Escrow Company shall retain the disputed portion of the Earnest Money, until the first to occur of the following:

(a)           Receipt by Escrow Company of a notice signed by Seller and Purchaser stating that the dispute has been resolved, which notice shall contain instructions to Escrow Company with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account; or

(b)           Receipt by Escrow Company of a final order of a court of competent jurisdiction resolving the dispute, after which Escrow Company shall comply with the decision of the court with respect to the disbursement or retention of amounts in the Earnest Money Escrow Account.

ARTICLE XVII
DEFAULTS AND REMEDIES

17.01     Seller’s Remedies. IF PURCHASER IN BREACH OF THIS AGREEMENT FAILS TO CONSUMMATE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS FAILURE TO TENDER THE PURCHASE PRICE THEREFOR, SUBJECT TO THE ADJUSTMENTS AND PRORATIONS PROVIDED FOR HEREIN) FOR ANY REASON EXCEPT (A) THE FAILURE OF ANY CONDITION PRECEDENT TO PURCHASER’S OBLIGATIONS SET FORTH IN Article IX OR (B) PURCHASER’S TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, THEN SELLER SHALL BE ENTITLED AS ITS SOLE AND EXCLUSIVE REMEDY TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, IN FULL SATISFACTION OF ANY CLAIMS AGAINST PURCHASER. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT ARE DIFFICULT TO DETERMINE AND THE AMOUNT OF THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE.

Seller’s Initials:	Purchasers Initials:

17.02     Purchaser’s Remedies.

(a)           If Seller fails to perform its Obligations under this Agreement in any material respect for any reason except the failure of any condition precedent to Seller’s Obligations under this Agreement, then Purchaser’s sole remedy shall be to elect one of the following:

(i)           to terminate this Agreement by giving Seller written notice of such election prior to or at Closing (the “Default Notice”), whereupon (x) the Escrow Company shall promptly return to Purchaser the Earnest Money and neither party shall have any further obligations, except as may be specifically set forth herein, and (y) Seller shall reimburse Purchaser for its actual, verifiable and reasonable out-of-pocket expenses in connection with the proposed purchase of the Property (not to exceed the sum of Fifty Thousand Dollars ($50,000.00)),

(ii)          to waive the default and close; or

(iii)         to enforce specific performance of this Agreement, provided that an action for specific performance is filed by Purchaser within thirty (30) days of the originally scheduled Closing Date.

In the event Purchaser fails to elect a remedy under this Section 17.02 within thirty (30) days after the earlier to occur of delivery of a Default Notice or the originally scheduled Closing Date, Purchaser shall be deemed to have elected to proceed under clause (i) above.

17.03     Surviving Obligations. If following Closing either party fails to perform any surviving obligations under this Agreement or if there shall have been a breach of either party’s warranties and representations under Section 5.01 or Section 5.02 in any material respect (as the same are updated as of the Closing Date pursuant to Purchaser’s Bring-Down Certificate and Seller’s Bring-Down Certificate, respectively), the non-defaulting party shall be entitled to pursue any right and remedy to which such party is entitled to in equity and at law, subject, however, to the limitations set forth in Section 17.04 hereof.

17.04     Duration and Claims Procedures and Limitations for Seller’s Representations. Notwithstanding any provision in this Agreement to the contrary, all representations and warranties contained in Section 5.01 and Section 5.02 of this Agreement, as modified pursuant to Seller’s Bring-Down Certificate in the case of Section 5.01 (as so modified, the “Seller’s Representations”), and Purchaser’s Bring-Down Certificate in the case of Section 5.02 (as so modified, the “Purchaser’s Representations”), shall survive the Closing until the date that is nine (9) months after the Closing Date (the “Survival Period”) and shall not merge into any of the closing documents. Seller shall not have any liability or obligation with respect to any Seller’s Representations and Purchaser shall not have any liability or obligation with respect to Purchaser’s Representations unless on or prior to the last day of the Survival Period after the Closing Date, the Person seeking indemnification under Section 5.01 or Section 5.02, respectively, shall have notified Seller or Purchaser, respectively, in writing setting forth specifically the claim being made and a detailed description and supporting documentation of the claim (such notice being a “Claims Notice”). All liabilities and obligations with respect to any breach of Seller’s Representations or Purchaser’s Representations shall lapse and be of no further force or effect after the last day of the Survival Period, except with respect to any matter contained in a Claims Notice delivered on or prior to the last day of the Survival Period. Notwithstanding the foregoing, Seller shall not have any liabilities or obligations under Section 5.01 with respect to any breach of Seller’s Representations unless and until, and only to the extent that, such damages exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate, and the aggregate liability of Seller under Section 5.01 with respect to all breaches of Seller’s Representations shall in no event exceed Five Hundred Thousand Dollars ($500,000) (the “Liability Cap”). Absent fraud, following Closing the rights and obligations under this Article XVII and the warranties in the Deed are the sole and exclusive rights and remedies of the parties relating to this Agreement and the Property.

17.05     Attorneys’ Fees. If either party shall engage the services of counsel for the purpose of enforcing any of the rights or remedies of said party hereunder or under any Closing Document (or defend itself in any proceeding brought against it by the other party), then, in addition to any relief to which said party shall otherwise be entitled, the prevailing party shall be entitled to reimbursement for its reasonable attorneys’ fees, expenses and other costs of any such proceeding.

17.06     Survival. The provisions of this Article XVII shall survive the Closing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:	WS ARBORETUM JV, LLC, a Delaware limited liability company

	By:	WS Arboretum, LLC, its Manager

	By:	/s/ Tim Hodes
		Name:	Tim Hodes
		Title:	Authorized Signatory

PURCHASER:	MOODY NATIONAL REIT I, INC., a Maryland corporation

	By:	/s/ Brett C. Moody
		Name:	Brett C. Moody
		Title:	President

Signature Page to Purchase and Sale Agreement

CONSENT AND AGREEMENT OF ESCROW COMPANY AND TITLE COMPANY

The undersigned Escrow Company hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Company under said Agreement, and (iii) be bound by said Agreement in the performance of its duties under said Agreement.

OLD REPUBLIC TITLE COMPANY

By:	/s/ Shannon Skuvner
Name:	Shannon Skuvner
Title:	Vice President
Date of Execution

MOODY NATIONAL TITLE COMPANY, L.P.

By:	/s/ Kay Strect
Name:	Kay Strect
Title:	Vice President
Date of Execution

Consent and Agreement of Escrow Company and Title Company
for Purchase and Sale Agreement

EXHIBIT A

LAND

Tract 1 (Fee):

Lot 2, ALEGRE PARK, a subdivision in Travis County, Texas, according to the map or plat recorded in Document No. 199900294, Official Public Records of Travis County, Texas.

Tract 2 (Easement):

EASEMENT ESTATE ONLY as created and described in that certain Declaration of Covenants, Conditions and Restrictions, date January 19, 2000, recorded in Document No. 2000009294, of the Official Public of Travis County, Texas, and being over and across Lots 1, 3 and 4, ALEGRE PARK, a subdivision in Travis County, Texas, according to the map or plat recorded in Document No. 199900294, Official Public Records of Travis County.

Tract 3 (Easement):

EASEMENT ESTATE ONLY as created and described in that certain Declaration of Easements and Restrictions, dated October 19, 1999, recorded in Document No. 1999126840, of the Official Records of Travis County, Texas, and being over and across Lots 1, 3 and 4, ALEGRE PARK, a subdivision in Travis County, Texas, according to the map or plat recorded in Document No. 199900294, Official Public Records of Travis County, Texas.

Tract 4 (Easement):

EASEMENT ESTATE ONLY as created and described in that certain Declaration of Easements and Restrictive Covenant Regarding Unified Development and Maintenance of Drainage Facilities, dated August 12, 2012, recorded in Document No. 2013011982, Official Public of Travis County, Texas, and being over and across Lots 1, 3 and 4, ALEGRE PARK, a subdivision in Travis County, Texas, according to the map or plat recorded in Document No. 199900294, Official Public Records of Travis County.

Exhibit A

EXHIBIT B

EXCLUDED ASSETS

The following, as they pertain to Seller:

1.	Excluded Documents.

2.
Any insurance proceeds received by Seller either before or after Closing and attributable to events which occurred prior to Closing, except to the extent that all or any portion of such proceeds are to be provided to Purchaser pursuant to Section 11.01 of the Agreement.

3.	Proprietary software and intellectual property owned by Manager or otherwise covered by the Existing Management Agreement or the Franchise Agreement.

4.	The Liquor Assets.

5.	Accounts Receivable.

6.	Employment Contract(s).

Exhibit B

EXHIBIT C

HOTEL CONTRACTS

Provider/Vendor	Service
Time Warner	Cable
Ascap	Music Licensing
BMI	Music Licensing
Steritech	Pest Control
AT&T	Internet
Texas Disposal	Waste
Muzak	Music
Otis Elevator	Elevator

Exhibit C

EXHIBIT D

LITIGATION & PROCEEDINGS

None.

Exhibit D

EXHIBIT E

FORM OF DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

The GRANTOR, WS ARBORETUM JV, LLC, a Delaware limited liability company, having an address of: 600 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand, by these presents does GRANT, SELL, CONVEY and WARRANT unto [NAME OF ENTITY], a[TYPE OF ENTITY], having an address of: [_________________________________________________________], GRANTEE, all of Grantor’s right, title and interest in and to that that certain real property located in Travis County, Texas, as more particularly described in Exhibit A attached hereto and made a part hereof, together with all buildings, improvements and fixtures located thereon as of the date hereof and all rights, privileges and appurtenances pertaining thereto (collectively, the “Real Property”).

This conveyance is made by Grantor and accepted by Grantee subject to all covenants, conditions, restrictions, and other matters listed on Exhibit B attached hereto and incorporated herein (the “Permitted Exceptions”), but only to the extent the same do, in fact, exist and are applicable to the Real Property as of the date hereof.

TO HAVE AND TO HOLD the Real Property together with all improvements located thereon all and singular the rights and appurtenances thereto in anyway belonging, subject to the Permitted Exceptions, unto Grantee, its legal representatives, successors and assigns, and Grantor does hereby bind itself, its legal representatives, successors and assigns, to WARRANT and FOREVER DEFEND all and singular the Real Property unto the Grantee, its legal representatives, successors and assigns, against Grantor and every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject to the Permitted Exceptions.

[signature appears on following page]

Exhibit E

IN WITNESS WHEREOF, this Deed has been executed by Grantor to be effective as of the ___ day of __________, 2014.

GRANTOR:

WS ARBORETUM JV, LLC, a Delaware limited liability company

By:	WS Arboretum, LLC, its Manager

By:
Name:
	Title:	Authorized Signatory

STATE OF ________________	§
§
COUNTY OF ______________	§

On _______________ , 2014, before me, the undersigned, a notary public in and for said State, personally appeared __________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that, by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

___________________________, Notary Public

My Commission Expires:

__________________________

[SEAL]

Exhibit E

Exhibit A to Special Warranty Deed

Legal Description

[to be inserted]

Exhibit E

Exhibit B to Special Warranty Deed

Permitted Exceptions

[to be inserted]

Exhibit E

EXHIBIT F

BILL OF SALE

THIS BILL OF SALE is made and given as of the _____ day of ____________, ________ pursuant to the provisions of that Agreement for Sale and Purchase of Hotel (the “Contract”) dated _______ ___, 2014 by and between WS ARBORETUM JV, LLC, a Delaware limited liability company (“Seller”), and ____________________, a _______________ (as successor-in-interest to MOODY NATIONAL REIT I, INC., a Maryland corporation, “Purchaser”). Unless otherwise specifically provided herein, all capitalized terms in this Bill of Sale not otherwise defined herein shall have the same meanings as in the Contract and for such purpose the Contract is incorporated herein by this reference.

FOR TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns, transfers, sets over and delivers unto Purchaser the following described property and all of the right, title, and interest of Seller in, to, and under the same, to have and to hold unto Purchaser, its legal representatives, successors and assigns, forever: the Fixtures and Tangible Personal Property, Consumables, Inventory, Operating Equipment and Supplies, except to the extent such property is Personal Property transferred by the General Assignment (collectively, the “Transferred Property”), subject in the case of any Transferred Property that is affixed to and a part of the Real Property to all matters of record as of the date hereof, insofar as the same are in force and applicable to the Real Property.

Except as expressly set forth in the Contract, all warranties of quality, fitness and merchantability are hereby excluded. In addition, and notwithstanding anything contained in this Bill of Sale to the contrary, this Bill of Sale is subject to all disclaimers and qualifications by Seller set forth in the Contract with respect to said personal property, including those set forth in Section 2.02 of the Contract, and all such disclaimers and qualifications are hereby incorporated in this Bill of Sale by reference and made a part of this Bill of Sale.

IN WITNESS WHEREOF, Seller has executed and delivered this Bill of Sale the day and year first above written.

[signatures appear on the next page]

Exhibit F

SELLER:

WS ARBORETUM JV, LLC, a Delaware limited liability company

By:	WS Arboretum, LLC, its Manager

By:
Name:
	Title:	Authorized Signatory

Exhibit F

EXHIBIT G

GENERAL ASSIGNMENT

ASSIGNMENT OF HOTEL CONTRACTS, DEPOSITS
BOOKINGS, PERMITS, HOTEL NAMES, AND MISCELLANEOUS HOTEL ASSETS

This Assignment is made and given as of the ____ day of _______________, ________ pursuant to the provisions of that Agreement for Sale and Purchase of Hotel (the “Contract”) dated _________ ___, 2014 by and between WS ARBORETUM JV, LLC, a Delaware limited liability company (“Assignor”), and ____________________, a _______________ (as successor-in-interest to MOODY NATIONAL REIT I, INC., a Maryland corporation, “Assignee”). All capitalized terms in this Assignment not otherwise defined herein have the same meaning as in the Contract and for such purpose the Contract is incorporated herein by this reference.

For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, sets over and delivers unto Assignee, all of the right, title, and interest of Assignor and of any Named Party, in, to, and under the following: Bookings, Deposits, Documents, the Hotel Contracts set forth on Schedule 1 attached hereto, Permits (other than Excluded Permits), and Miscellaneous Hotel Assets (collectively, the “Assigned Assets”).

Except as expressly set forth in the Contract, Assignee acknowledges that Assignor has not made and does not make any representations or warranties of any kind whatsoever, oral or written, express or implied, with respect to any of the Assigned Assets except as expressly set forth in the Contract. In addition, and notwithstanding anything contained in this Assignment to the contrary, this Assignment is subject to all disclaimers and qualifications by Assignor set forth in the Contract with respect to the Assigned Assets, including those set forth in Section 2.02 of the Contract, and all such disclaimers and qualifications are hereby incorporated into this Assignment by reference and made a part of this Assignment.

This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one Assignment, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart.

Exhibit G

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

WS ARBORETUM JV, LLC, a Delaware limited liability company

By:	WS Arboretum, LLC, its Manager

By:
Name:
	Title:	Authorized Signatory

ASSIGNEE:

____________________,
a ____________________________

By:
Name:
Its:

Exhibit G

SCHEDULE 1

Hotel Contracts

Exhibit G

EXHIBIT H

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold the tax if the transferor is a foreign person. To inform the transferee, ____________________, a _______________ (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by WS ARBORETUM JV, LLC, a Delaware limited liability company (“Transferor”), and with the knowledge that Transferee will rely upon the following statements, the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s United States employer identification number/social security number is ______________.

3.	Transferor’s office address is c/o Wheelock Street Capital LLC, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830.

4.	Transferor is a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated: __________________________, _________.

WS ARBORETUM JV, LLC, a Delaware limited liability company

By:	WS Arboretum, LLC, its Manager

By:
Name:
	Title:	Authorized Signatory

Exhibit H

EXHIBIT I

INITIAL PROPERTY DOCUMENTS TO BE DELIVERED TO PURCHASER

PHYSICAL PLANT
Survey
Site Plan
All Building Plans (In electronic format, if possible)
Details regarding any history of water intrusion, mold damage, fire or other environmental / life safety matters, regardless of whether insurance claims was filed
Historical Capital Expenditures

FINANCIAL DATA (IN EXCEL FORMAT)
Detailed P&Ls for Previous 3 Calendar Years
Year-To-Date Detailed Financials (Current Year)
Detailed Trailing 12 months P&Ls (Need Monthly Statements)
Detailed Budget (Current Year and Upcoming Year)
Detailed Capital Budget (Current Year and Upcoming Year)
General Ledgers for Previous 3 Calendar Years and YTD
Balance Sheets for Previous 3 Calendar Years and YTD
Restaurant sales history (if applicable)

COMPETITIVE MARKET
Smith Travel Research Reports
- December Reports for past three years
- Month-by-Month Statements for Past 12 Months
Details regarding any new supply (planned, speculated, underway)
Details regarding any new construction in the market planned by the Seller

SALES AND MARKETING
Current Year Marketing Plan
List of Advance Group and Catering Bookings
All Existing Rate / Room Block / Catering Agreements
Listing of Top 10 Accounts (with rates and room nights for past 3 years)
List of Targeted Accounts for Current Year and Upcoming Year
Market Segmentation Reports for previous 3 years
Sales and Catering Kits / Brochures / Fact Sheet
Photographs

BRAND INFORMATION
Franchise Agreement
Quality Assurance Inspection Reports, including all exhibits (Last 3)
Guest Satisfaction Scores / Reports, including all exhibits (Last 3)
Property Improvement Plan

Exhibit I

CONTRACTS / LICENSES / PERMITS / AGREEMENTS
All Service Contracts
Energy Contracts
All Permits/Licenses (Including Certificate of Occupancy)
All Warranties
Liquor License
All Boiler / HVAC Inspection Reports for previous 12 months
Ground Lease (if applicable)
Restaurant Leases (if applicable)
Other Leases / Equipment Leases (if applicable)

TAXES
Real Property Tax Bills (Current Year and Previous 3 Years)
Personal Property Tax Bills (Current Year and Previous 3 Years)
Any Assessed Value Notices
Status of pending and/or on-going appeals with all supporting documentation thereof
Monthly sales and franchise taxes paid for past 3 years
Tax abatement agreements (if applicable)

INSURANCE
Current Insurance Certificates (Property, Casualty, BI, Auto, Theft)
TIV and Insurance Premiums for Property for current year and previous 3 years
Detailed Loss Runs for current year and previous 5 years
Details regarding any insurance claims involving water damage, environmental, ADA, or life safety matters, including amounts of settlements
All incident reports for past 12 months
Copies of any inspection reports issued by insurance carriers over the past 3 years

FF&E
Detailed Listing of FF&E
FF&E Depreciation Schedule
Vehicle Information (Make, Model, Year, VIN)
List of all approved drivers with DOB and Drivers License Number

LITIGATION
Copies of any liens filed against the Hotel during Seller’s ownership of the Hotel
Materials related to any pending or actual legal claims (other than employment claims) against Seller or Manager related to Seller’s or Manager’s involvement in the Hotel.
Copies of all consent decrees, judgments and injunctions issued in conjunction with Seller’s or Manager’s involvement in the Hotel.
Copies of any governmental inquiries involving Seller or Manager related to Seller’s or Manager’s involvement in the Hotel

Exhibit I

ACCOUNTING
Account Receivable Aging Report
Accounts Payable Aging Report
Bank Statements for Past 12 Months
Utility Bills for Past 12 Months
Vendor List (In Excel)

HUMAN CAPITAL
Current Organizational Chart
Management Agreement
Union/collective bargaining agreements/neutrality agreements
ERISA/pension agreements
Individual employment agreements/contracts
Employment Roster with Name, Position, DOH and current pay level
Payroll Processing Master Control File
Names of employees on FMLA and other approved leave of absence
Package of health plan & benefits offered
Employee Handbook
List of outstanding Unemployment claims
OSHA 300 Report
EEO-1 Report
Loss Runs for Current and Previous 5 Years pertaining to workers compensation
Copies of all materials related to any threatened or actual legal claims or adminstrative proceedings involving an employee of the Hotel and Manager or Seller since Seller purchased the Hotel

Third Party Reports (Complete Copies with Exhibits)
Previous Environmental Reports
Previous Engineering Reports
Previous Structural Reports
Previous Property Condition Reports
Previous Mechanical System Reports
Previous Geophysical / Soils Reports
Previous Appraisal Reports
Previous O&M Reports
Previous Siesmic Reports - If Applicable
Any Other Written Inspection Reports or Property Assessment Reports

Exhibit I

EXHIBIT J

SELLER’S BRING-DOWN CERTIFICATE

WS ARBORETUM JV, LLC, a Delaware limited liability company (“Seller”), hereby certifies, represents, and warrants to ____________________, a ____________________________ (as successor-in-interest to MOODY NATIONAL REIT I, INC., a Maryland corporation “Purchaser”), that the Representations and Warranties (hereinafter defined) are true and correct in all material respects as of the date hereof, except as modified as set forth herein. As used in this Certificate, the term “Representations and Warranties” means all representations and warranties made by Seller in Section 5.01 of that certain Agreement for Sale and Purchase of Hotel between Purchaser and Seller dated effective _________ ____, 2014 (as amended, the “Purchase Agreement”). The limitations on the duration of, the amount of any claims, and the procedures on certain obligations as provided in Section 17.04 of the Purchase Agreement are applicable to the certification, representations and warranties made in this Seller’s Bring-Down Certificate.

Dated: _________________, ______.

SELLER:

WS ARBORETUM JV, LLC, a Delaware limited liability company

By:	WS Arboretum, LLC, its Manager

By:
Name:
	Title:	Authorized Signatory

Exhibit J

EXHIBIT K

PURCHASER’S BRING-DOWN CERTIFICATE

____________________, a ____________________________ (as successor-in-interest to MOODY NATIONAL REIT I, INC., a Maryland corporation, “Purchaser”), hereby certifies, represents and warrants to WS ARBORETUM JV, LLC, a Delaware limited liability company (“Seller”), that the Representations and Warranties (hereinafter defined) are true and correct in all material respects as of the date hereof. As used in this Certificate, the term “Representations and Warranties” means all representations and warranties made by Purchaser in Section 5.02 of that certain Agreement for Sale and Purchase of Hotel between Purchaser and Seller dated effective _________ ___, 2014 (as amended, the “Purchase Agreement”).

Dated: _________________, 2014.

____________________,
a ____________________________

By:
Name:
Title:

Exhibit K

EXHIBIT L

LIENS ON FIXTURES AND TANGIBLE PERSONAL PROPERTY

None.

Exhibit L

EXHIBIT M

CREDIT FOR GIFT CERTIFICATES

None.

Exhibit M

SCHEDULE 5.01

REPRESENTATION AND WARRANTY EXCEPTIONS

5.01(p) Taxes and Assessments - 2014 Notice of Appraised Value dated April 28, 2014, indicating an increase in the appraised value of the Property.

Schedule 5.01

SCHEDULE 5.01(u)

FINANCIAL STATEMENTS

•	Independently Reviewed Financial Statements for 2010

•	December 2010 Profit and Loss Statement

•	December 2010 Balance Sheet

•	Independently Reviewed Financial Statements for 2011

•	December 2011 Profit and Loss Statement

•	December 2011 Balance Sheet

•	Independently Reviewed Financial Statements for 2012

•	December 2012 Profit and Loss Statement

•	December 2012 Balance Sheet

•	December 2013 Profit and Loss Statement

•	December 2013 Balance Sheet

•	June 2014 Profit and Loss Statement

•	June 2014 Balance Sheet

Schedule 5.01(u)